ANNUAL REPORT 1995

[LOGO]

TABLE OF CONTENTS
---------------------------------------------------------------------------

Bank Profile.............................................Inside Front Cover
Letter From The Chairman and Chief Executive Officer...................   2
Selected Consolidated Financial Highlights.............................   3
Management's Discussion and Analysis of Financial Condition
 and Results of Operations:
     General...........................................................   5
     Regulatory Matters................................................   5
     Results of Operations.............................................   6
     Asset/Liability Management and Interest Rate Sensitivity..........   9
     Liquidity and Capital Resources...................................  12
     Asset Quality.....................................................  13
     Off-Balance Sheet Financial Instruments...........................  15
     Impact of Inflation and Changing Prices...........................  15
     Impact of New Accounting Standard.................................  15
     Market Prices and Related Stockholder Matters.....................  15
Financial Statements:
     Consolidated Statements of Financial Condition....................  16
     Consolidated Statements of Operations.............................  17
     Consolidated Statements of Stockholders' Equity...................  18
     Consolidated Statements of Cash Flows.............................  19
     Notes to Consolidated Financial Statements........................  20
Report of Independent Accountants......................................  37
Corporate Information.....................................Inside Back Cover


BANK PROFILE
---------------------------------------------------------------------------


First Savings Bank, F.S.B., a Federal Savings Bank (Bank) is a federally chartered stock savings bank conducting business from three banking locations in Clovis and Portales, New Mexico. The Bank has a wholly-owned subsidiary, First Equity Development Corporation, which is currently inactive. The Bank was founded in 1934 as First Federal Savings and Loan Association and was converted to a federal stock savings bank in August, 1986.

The Bank has historically been a major lender of mortgage loans in the Eastern New Mexico area and is dedicated to the promotion of thrift through the solicitation of savings accounts. The Bank's three offices primarily service the Curry and Roosevelt counties of New Mexico and the adjoining West Texas counties. The Bank offers a comprehensive range of credit and depository services, while conducting business in a manner based on financial stability, profitability, service, and community involvement.

First Savings Bank, F.S.B.
---------------------------------------------------------------------------
LETTER FROM THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER
---------------------------------------------------------------------------


Dear Stockholder:

We are pleased to provide you with the annual report of First Savings Bank, F.S.B. (Bank) for the fiscal year ended December 31, 1995. For the third year in a row, the Bank has shown significant improvements. Real estate owned at December 31, 1995 was $114,000 compared to $421,000 at December 31, 1994, for a decline of 73%. Non-performing loans were reduced by 55% to $1,687,000 at December 31, 1995, down from $3,751,000 at December 31, 1994. This resulted in a non-performing assets to total assets ratio of 1.44%. The Bank's 1995 net profit was $413,622, which was an increase over the 1994 net profit of $339,553. Finally, for all of fiscal 1995, the Bank exceeded the 4.0% Core Capital requirement imposed on the Bank by the Office of Thrift Supervision, ending the year with a regulatory Core Capital ratio of 4.98%.

After several years of interest rate declines, rates dramatically increased in 1994. When interest rates began their drastic increase, the Bank became exposed to increased interest rate risk, which had an adverse effect on the market values of the Bank's investment portfolio. However, during 1995, interest rates began to decline, which resulted in an increase in the market value of the Bank's investment portfolio for fiscal 1995. From December 31, 1994 to December 31, 1995, the Bank recovered 88.33% of its unrealized market value losses. These unrealized market value losses are only paper losses and the Bank has no intention of selling these investments at this time.

The Bank's Directors and Management are in the process of formulating a new strategic plan for the Bank. Part of this strategic plan includes evaluating capital-raising alternatives available to the Bank to further strengthen the Bank's capital base and to position the Bank to take advantage of new opportunities. The future of the Bank is dependent on developing new products that enhance our current available products and selling these products to our customers to enable the Bank to become the preferred financial services provider in our area.

In closing, we wish to thank our Employees, Officers and Directors for their efforts during the past year, and our Customers and Stockholders for their continued support.


Sincerely,


 /s/  Robert C. Lydick                    /s/  Ken Huey, Jr.
-----------------------------          ------------------------------
Robert "Chad" Lydick                   Ken Huey, Jr.
Chairman of the Board                  President and
                                       Chief Executive Officer

First Savings Bank, F.S.B.
------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
(Not covered by accountant's report)
------------------------------------------------------------------------------

                                                         For the years ended December 31
                                            ------------------------------------------------------
SELECTED CONSOLIDATED OPERATING DATA:          1995       1994       1993       1992       1991
                                            --------   --------   --------   ---------   ---------
                                                  (dollars in thousands except per share data)
Income statement data:
  Interest income                           $  8,417   $  7,888   $  8,538   $  10,608   $  13,636
  Interest expense                             5,423      4,563      4,943       6,821      10,514
                                            --------   --------   --------   ---------   ---------
  Net interest income before provision for
    credit losses                              2,994      3,325      3,595       3,787       3,122
  Provision for credit losses                    (15)         4         21         386         425
                                            --------   --------   --------   ---------   ---------
Net interest income after provision for
  credit losses                                3,009      3,321      3,574       3,401       2,697

  Net gain (loss) on mortgage loans held-
    for-sale                                     118        (19)       331         254         296
  Net gain (loss) on sale of securities           --          5        258        (124)        921
  Real estate operations, net                    (58)      (273)      (616)     (1,196)       (311)
  Other income, net                              716        752        744         950         851
  Other expenses                              (3,371)    (3,635)    (3,677)     (3,417)     (3,102)
                                            --------   --------   --------   ---------   ---------

Income (loss) before income taxes and
  extraordinary items                            414        151        614        (132)      1,352

  Income tax expense (benefit)                    --       (189)        --          --         472
  Extraordinary items                             --         --         --          --         344
                                            --------   --------   --------   ---------   ---------
Net income (loss)                           $    414   $    340   $    614   $    (132)  $   1,224
                                            --------   --------   --------   ---------   ---------
                                            --------   --------   --------   ---------   ---------

Per share data:
  Weighed average shares outstanding         695,698    695,698    695,698     695,698     695,698
                                            --------   --------   --------   ---------   ---------
  Earnings (loss) per share                 $   0.59   $   0.49   $   0.88   $   (0.19)  $    1.76
                                            --------   --------   --------   ---------   ---------
                                            --------   --------   --------   ---------   ---------

                                                                December 31
                                            ------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL
  CONDITION DATA:                             1995       1994       1993       1992       1991
                                            --------   --------   --------   --------   --------
                                                           (dollars in thousands)
Loans receivable, net                       $ 34,332   $ 35,670   $ 36,980   $ 45,027   $ 59,970
Loans held-for-sale                              862        671      4,861      4,136      4,349
Mortgage-backed securities, net                   --         --         --     57,511     49,482
Investment securities                             --         --         --      9,384      8,440
Securities held-to-maturity                   36,404     77,505     65,909         --         --
Securities available-for-sale                 33,090      2,980     10,722         --        250
Real estate owned, net                           114        421      2,967      5,669      7,593
Total assets                                 116,966    125,709    136,338    139,109    145,104
Deposits                                     110,633    112,773    130,690    133,639    136,919
Borrowings                                        --      7,400         --         --      2,000
Unrealized loss on securities
 available-for-sale, net                        (204)      (363)       (28)        --         --
Stockholders' equity                           5,620      5,048      5,043      4,458      4,590

                                               (Continued)

First Savings Bank, F.S.B.
------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS  (CONTINUED)
(Not covered by accountant's report)
------------------------------------------------------------------------------


                                                        For the years ended December 31
                                            ------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:     1995       1994       1993       1992       1991
                                            --------   --------   --------   --------   --------
PERFORMANCE RATIOS:
  Return on assets (ratio of net
   income/(loss)to average total assets)        0.34%      0.26%      0.45%     (0.09)%     0.79%
  Interest rate spread information:
    Average during period                       2.45       2.62       2.89       3.07       2.36
    End of period                               2.13       2.42       2.88       3.56       2.58
  Net interest margin (1)                       2.54       2.64       2.83       2.88       2.14
  Ratio of operating expense to average
   total assets                                 2.83       2.98       3.12       3.25       2.30
  Return on equity (ratio of net
   income/(loss) to average equity)             7.75       6.73      12.93      (2.92)     30.78

QUALITY RATIOS:
  Non-performing assets to total
   assets at end of year                        1.44%      2.98%      4.54%      6.93%      7.46%
  Allowance for credit losses to
   non-performing loans                        25.36      12.29       8.22       5.55       8.11
  Allowance for credit losses to
   total loans (2)                              1.25       1.29       1.38       1.19       1.46

CAPITAL RATIOS:
  Equity to total assets at the end of year     4.81%      4.02%      3.70%      3.20%      3.16%
  Average equity to average assets              4.40       3.85       3.45       3.18       2.57
  Ratio of average interest-earning assets
   to average interest-bearing liabilities    101.99     100.66      98.29      95.96      96.84

(1)  Net interest income divided by average interest earning assets

(2)  Excludes mortgage-backed securities

First Savings Bank, F.S.B.
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS
---------------------------------------------------------------------------

GENERAL

First Savings Bank, F.S.B., a Federal Savings Bank ("First Savings" or "the Bank") is a federally chartered stock savings bank conducting business from three banking locations in Clovis and Portales, New Mexico. The Bank has a wholly-owned subsidiary, First Equity Development Corporation (FEDCO), which is currently inactive.

The Bank is principally engaged in the business of attracting retail deposits from the general public and investing those funds in first mortgage loans in owner occupied, single-family residential loans and mortgage-backed securities. To a lesser extent, the Bank originates residential construction loans and commercial real estate loans. The Bank also originates consumer loans, including loans for the purchase of automobiles and home improvement loans, and commercial loans including Small Business Administration loans.

The most significant outside factors influencing the operations of the Bank and other financial institutions include general economic conditions, competition in the local market place and the related monetary and fiscal policies of agencies that regulate financial institutions. More specifically, the cost of funds, primarily consisting of deposits, is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate financing and other types of loans, which in turn is affected by the interest rates at which such loans may be offered and other factors affecting loan demand and funds availability.

Beginning in 1994, the nation's economy experienced an increasing interest rate environment. After several years of declining interest rates, rates increased drastically during 1994 and the first part of 1995. The Bank continues to experience rising funding costs while adjustable rate assets have repriced on a delayed basis. The net interest yield, or net interest income as a percentage of average earning assets, has therefore narrowed during this term. However, the Bank reduced its Real Estate Owned (REO) levels by approximately $2.5 million during 1994 and an additional $307,000 in 1995, allowing the institution to increase its earning assets. Interest rates which began to decline in 1995 are expected to continue to decline during 1996. The Office of Thrift Supervision (OTS) requested the Bank to submit a revised business plan demonstrating the Bank's ability to accumulate capital and reduce interest rate risk (IRR). The plan was completed and submitted in 1995. Management intends to position the Bank to be less sensitive to changes in interest rates through a policy of keeping a portfolio of adjustable rate assets and through investing of cash flows in shorter term investments and consumer loans. A primary goal of the Bank in 1995 and continuing in 1996 will be the further reduction of interest rate sensitivity, stabilization of net interest yield, and increasing equity capital through enhancing earnings or other means available.

REGULATORY MATTERS

On April 23, 1991, at the request of the OTS, the Board of Directors agreed to the issuance of a Cease and Desist Order (Order) which (1) limited the growth of the institution; (2) imposed specific restrictions involving the Bank's engagement in securities activities; (3) prohibited lending outside the market area; (4) prescribed various reporting requirements; (5) required OTS approval before commencing certain activities; (6) required that the Bank develop a detailed, self-contained three-year capital and business plan subsequently referred to as a "Capital Restoration Plan"; and (7) required a special investigation into certain relationships of the Bank's former president and certain borrowers. The Board agreed to an extension of the Order on January 16, 1992 and again on October 26, 1992.

Under the Order, the Bank's operations were subject to imposed restrictions on growth and various other restrictions limiting: investing or transferring real estate investments; engaging, financing, refinancing, entering, employing, amending, purchasing, commitments to renew, change, or enter into real estate (residential, construction, non-residential, and real estate investments) transactions, securities, loan participations, commercial loans or letter of credit, consumer or educational loans, leases, contracts, or agreements, joint ventures, compensation arrangements, by-laws, accounting methods, service corporations, purchases or repurchases of government securities, and mergers or consolidation.

In 1992, the Bank was deemed "undercapitalized" by the OTS. The Bank and the OTS agreed, on July 28, 1993, to the issuance of a Prompt Corrective Action Directive (PCAD), pursuant to Section 38 of the Federal Depository Insurance Corporation Improvement Act (FDICIA). FDICIA necessitates that a PCAD be issued when an institution is deemed undercapitalized. The PCAD terminated, suspended, or modified most of the provisions of the previous Order issued by the OTS.

First Savings Bank, F.S.B.
---------------------------------------------------------------------------

On August 2, 1994 an extension of the PCAD was granted under an Amended Prompt Corrective Action Directive (APCAD) which was agreed to by the Bank and the OTS. The APCAD revised the date for attaining the 4.0% core capital requirement to June 30, 1995. The PCAD and APCAD required of the Bank, among other things:

     -   Submission of a Capital Restoration Plan

     - Required capital levels of 4.0% for Tier One ("Core") and leverage ratio capital, and 8.0% for total risk-based capital

     -   Compliance with the Capital Restoration Plan

     - Required capital levels to be achieved or adequate progress towards mandates

     - Compliance with mandatory restrictions on dividends, management fees, asset growth, branching and certain other conditions

     - Approval from the Regional Director of the OTS before investing in certain activities

As of December 31, 1994, six months early, the Bank met all requirements of the APCAD, including all capital requirements. In May 1995, the OTS notified the Bank that the Order had been terminated. The only significant provision of the APCAD that remains in effect is the maintenance of certain required capital levels. The following table represents the Bank's capital ratios and the APCAD requirements as of December 31, 1995.

                            APCAD          Actual
                          required    December 31, 1995    Excess
                          --------    -----------------    ------
Core                         4.0%           4.98%           0.98%
Leverage                     4.0            4.98            0.98
Risk-based                   8.0           16.66            8.66

However, the OTS has sole discretion as to if and when the APCAD will be removed.

The Federal Deposit Insurance Corporation (FDIC) has proposed a one-time assessment on all deposits held as of a yet to be determined date. Deposits subject to the assessment are insured by the Savings Association Insurance Fund (SAIF). This one time assessment is intended to recapitalize the SAIF to the required level of 1.25% of insured deposits. If the assessment is made, the premium could be paid in 1996 and result in a significant charge to the operations of the Bank. The assessment may or may not cause the Bank to be unable to meet the capital requirements as outlined by the APCAD directive described above. However, the Bank is expected to maintain minimum tangible, core and risk-based capital levels established by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and OTS regulations. The one-time special assessment, if made, will have a negative impact on the earnings of the Bank in the year it is assessed, but will result in a significant decrease in future insurance premium assessments by the FDIC. This will have a positive impact on future earnings of the Bank in subsequent periods.

RESULTS OF OPERATIONS

Operating results are impacted by many factors. The most important factor being the interest spread between the yield on loans and investments and the cost of funds. The following table presents for the periods indicated the total amount, interest income, interest expense, and net interest income, changes therein, as well as the resultant yields as a percentage of earning assets.

                                                         1995 vs 1994         1994 vs 1993
                                                     -------------------   -------------------
                                                     Increase (decrease)   Increase (decrease)
                                 -----------------   -------------------   -------------------
                                  1995       1994         $        %          $           %
                                 ------     ------     -----     -----      -----      ------
Interest income                  $8,417     $7,888     $ 529      6.71%     $(650)     (7.61)%
Interest expense                  5,423      4,563       860     18.85       (380)     (7.69)
Net interest income               2,994      3,325      (331)    (9.95)      (270)     (7.51)
Net (as a % of earnings assets):
  Interest income                  7.14%      6.27%
  Net interest margin              2.45%      2.62%

First Savings Bank, F.S.B.
---------------------------------------------------------------------------

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to higher outstanding balances and the volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been presented separately.

                                                               Year ended December 31
                                  ------------------------------------------------------------------------------
                                                1995 vs 1994                            1994 vs 1993
                                  --------------------------------------    ------------------------------------
                                        Increase (decrease) due to             Increase (decrease) due to
                                  --------------------------------------    ------------------------------------
                                                        Rate/                                    Rate/
                                  Volume      Rate     Volume     Total     Volume     Rate     Volume    Total
                                  ------     ------    ------     ------    ------     -----    ------    -----
Interest-Earning Assets:
  Loan portfolio                   $(195)    $  705     $ (43)    $  467     $(442)    $ (80)    $ 10     $(512)
  Investments                        114         33        10        157      (158)      (47)      13      (192)
  Mortgage-backed securities        (411)       278       (26)      (159)      590      (357)     (54)      179
  Other interest earning assets        3         60         1         64      (137)       25      (13)     (125)
                                   -----     ------     -----     ------     -----     -----     ----     -----
Total interest earning assets      $(489)    $1,076     $ (58)    $  529     $(147)    $(459)    $(44)    $(650)
                                   -----     ------     -----     ------     -----     -----     ----     -----
                                   -----     ------     -----     ------     -----     -----     ----     -----

Interest Bearing Liabilities:
  Savings deposits                 $(203)    $1,288     $ (57)    $1,028     $(363)    $(285)    $ 20     $(628)
  Federal Home Loan Bank advances   (184)        61       (45)      (168)      248        --       --       248
                                   -----     ------     -----     ------     -----     -----     ----     -----
Total interest bearing liabilities $(387)    $1,349     $(102)    $  860     $(115)    $(285)    $ 20     $(380)
                                   -----     ------     -----     ------     -----     -----     ----     -----
                                   -----     ------     -----     ------     -----     -----     ----     -----

Change in net interest income      $(102)    $ (273)    $  44     $ (331)    $ (32)    $(174)    $(64)    $(270)
                                   -----     ------     -----     ------     -----     -----     ----     -----
                                   -----     ------     -----     ------     -----     -----     ----     -----

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994

Net income for the year ended December 31, 1995 was $414,000 or $.59 per share, compared to $340,000 or $.49 per share for 1994. The increase in net income resulted from an increase in noninterest income of $95,000 and a decrease in noninterest expenses of $479,000 which were offset by a decrease in net interest income after provision for credit losses of $312,000, despite the early recognition in interest income of $365,000 resulting from the pay-off of a renegotiated loan. In addition, there was a reduced level of income tax benefits of $189,000 in 1994 to none in 1995.

NET INTEREST INCOME. Net interest income before provision for credit losses is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income before provision for credit losses decreased $331,000 to $2,994,000 for 1995 compared to $3,325,000 in 1994. The decrease primarily reflects the 28.49% increase in the cost of average interest-bearing liabilities to 4.69% in 1995 compared to 3.65% for 1994. The decline was offset somewhat by the recording of $365,000 in interest income in 1995 which stemmed from the pay-off, prior to maturity, of a renegotiated loan.

PROVISION FOR CREDIT LOSSES. Management determines the amount of the allowance for credit loss which covers specific loans as well as estimated losses inherent in the loan portfolio. The level of the allowance is based on such factors as the amount of non-performing assets, historical loss experience, regulatory policies, general economic conditions, the estimated fair value of the underlying collateral and other factors which may affect the collectibility of the loans. During 1995, the provision for credit losses was a negative $15,000 which was a reduction of $19,000 from the provision of $4,000 recorded in 1994. The reduction in 1995 was primarily reflective of management's estimate of a lower level of allowance for credit losses necessary as a result of an overall decline in non-performing assets of $3,751,000 at December 31, 1994 to $1,687,000 at December 31, 1995. In
addition, the net loan portfolio at December 31, 1995 was $34,332,000 which represented a decline of $1,338,000, or 3.75% from the December 31, 1994 balance of $35,670,000.

First Savings Bank, F.S.B.
---------------------------------------------------------------------------

NONINTEREST INCOME. Noninterest income was $833,000 in 1995 compared to $738,000 in 1994. The increase of 12.8% was caused primarily by improvement in the results of loans sold during 1995, net gains of $118,000 as compared to net losses of $19,000 in 1994. The overall improvement was the result of more favorable pricing obtained from the secondary market on loans sold in 1995 which was attributable to more stable interest rates from that experienced in 1994. The increase in other income was also the result of an increase in loan servicing and other fees of $20,000 which was offset by a decline in other income of $55,000.

NONINTEREST EXPENSE. Noninterest expense decreased $479,000 or 12.26% to $3,429,000 in 1995 compared to $3,908,000 in 1994. Compensation and employee benefits decreased $110,000 primarily as the result of a lower average number of employees maintained throughout 1995. Federal insurance premiums decreased $45,000 resulting from a reduction of premiums charged by the FDIC due to lower levels of insured deposits. Real estate operations, net decreased $215,000 primarily reflecting a decrease in real estate expenses which was the result of continuing lower levels of real estate owned. Professional fees increased $58,000 due to activities specifically related to the regulatory agreement under which the Bank operates as well as activities related to the certain litigation in which the Bank has been involved with since 1992. Other expenses also declined $136,000 primarily as the result of reductions in office supplies and miscellaneous operating expense.

PROVISION FOR INCOME TAXES. There was no net provision for income taxes in 1995 as compared to the recognition of an income tax benefit of $189,000 in 1994. The 1994 benefit stemmed from management's estimate of near-term future benefits to the Bank from its net operating loss carryforwards. Those estimates remained unchanged as of the end of 1995 and therefore the underlying net deferred tax asset remained unchanged.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993

Net income for the year ended December 31, 1994 was approximately $340,000 or $.49 per share, compared to approximately $614,000 or $.88 per share for 1993. The decline in net income resulted from a decline in net interest income after provision for credit losses of $253,000 and a decrease in noninterest income of $595,000 which were partially offset by a decrease in noninterest expenses of $385,000 and an income tax benefit of $189,000.

NET INTEREST INCOME. Net interest income before the provision for credit losses decreased $270,000 to $3,325,000 for 1994 compared to $3,595,000 for 1993. The decrease primarily reflects the 6.56% reduction in net yield on average earnings assets to 6.27% in 1994 compared to 6.71% for 1993.

PROVISION FOR CREDIT LOSSES. During 1994, the provision for credit losses was $4,000 which was a reduction of $17,000 from the provision of $21,000 recorded in 1993. The reduction in 1994 was primarily reflective of management's estimate of a lower level of allowance for credit losses necessary as a result of an overall reduction in non-performing assets of $2,437,000 from $6,188,000 at December 31, 1993. In addition, the net loan portfolio at December 31, 1994 was $35,670,000 which represented a decline of $1,310,000, or 3.54% from the December 31, 1993 balance of $36,980,000.

NONINTEREST INCOME. Noninterest income was $738,000 in 1994 compared to $1,333,000 in 1993. The decrease of $595,000 was caused primarily by a decline in gains on sales of loans of $350,000. Lower levels of interest rates in 1993 caused a higher volume of loan originations which were placed into the secondary market by the Bank. The 1993 interest rate environment also resulted in more favorable prices obtained from the secondary market. The sharp increase in interest rates in early 1994 resulted both in reduced volumes of loan originations as well as less favorable pricing in the secondary market. Gains on sale of securities of $258,000 were recorded in 1993 compared to only $5,000 in 1994.

NONINTEREST EXPENSE. Noninterest expense decreased $385,000 to $3,908,000 in 1994 compared to $4,293,000 in 1993. The decrease was primarily the result of costs of real estate operations of $273,000 in 1994 as compared to $616,000 in 1993. These reductions were directly attributable to the reduction in REO of $421,000 at December 31, 1994 as compared to $2,967,000 at December 31, 1993. Professional fees and other expenses also declined in 1994. These reductions were partially offset by an increase in Federal insurance premiums stemming from increased premiums charged by the FDIC.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------

PROVISION FOR INCOME TAXES. During 1993 the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 required a change from the deferred method of accounting for income taxes under Accounting Principles Board Opinion 11, to the asset and liability method of accounting for income taxes. Under SFAS No. 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The initial implementation of SFAS No. 109 in 1993 had no material effect on the Bank's statement of operations. However, during 1994 the Bank recognized a deferred income tax benefit of $189,000 which represented management's estimate of near-term future benefits to the Bank from its net operating loss carryforwards.

ASSET/LIABILITY MANAGEMENT AND INTEREST RATE SENSITIVITY

The Bank attempts to maximize net interest income by achieving a positive interest rate spread that can be sustained during fluctuations in prevailing
interest rates.   Management monitors the mix of earning assets on a
continuous basis in order to react to fluctuating interest rate environments.

Risk-based capital guidelines and the corresponding asset risk weighing have resulted in an incentive to invest in mortgage-backed and U.S. agencies securities, particularly those issued by government sponsored entities such as Federal National Mortgage Association (FNMA), Government National Mortgage Association (GNMA), and Federal Home Loan Mortgage Corporation (FHLMC). In addition, the favorable risk weighing assigned to residential loans provided the incentive to invest in these assets. This asset mix has always been the basis on which the Bank has focused. Based on the Bank's charter, capital requirements, and regulations, the Bank continues to perform and generate profits.

The Bank assumes a high level of interest rate risk as a result of its policy to originate fixed-rate single family home loans. These loans generally have longer terms than the short term characteristics and liabilities of customer accounts and borrowed money. During much of 1993 and early 1994, falling interest rates resulted in record prepayment of high yielding loans in mortgage-backed securities and the Bank was unable to reinvest the proceeds in investment instruments with similar yields. The result has been a contraction of interest rates spreads placing pressure on the Bank's net interest income. In order to reach the Bank's desired 4.0% core capital level, management began the reduction of the asset size of the Bank by reducing deposits and Federal Home Loan Bank (FHLB) borrowings through cash flows. The Bank was able to payoff FHLB borrowings through cash flows in 1995.

Interest rate sensitivity is the rate at which the Bank's assets and liabilities are subject to repricing at future time periods. Management seeks to effectively manage interest rate sensitivity to insure that net-interest income is maximized while the impact of change on market interest rates is minimized. It is the objective of the Bank to reduce the sensitivity of its earnings to fluctuating interest rates by diversifying the sources of funds, improving its interest rate spread, and improving the ratio of earning assets to interest bearing liabilities. Also, the Bank needs to maintain a match of maturities and interest rate sensitivity of its assets and liabilities.

The differences between the volume of assets and liabilities in the Bank's current portfolio, which are subject to repricing in future time periods, are known as interest rate sensitivity gaps. Certain estimates and assumptions are included in the data in the table below which sets forth the interest rate sensitivity analysis at December 31, 1995.

The following table sets forth the assumed repricing and maturity periods of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 1995 and the interest rate sensitivity gap percentages at the dates indicated. The interest rate sensitivity gap is defined as the amount by which assets repricing within the respective periods exceed liabilities repricing within such periods. The effect of these assumptions is to quantify the dollar amount of items that are interest-rate sensitive and can be repriced within each of the periods specified. Such repricing can occur in one of three ways: (1) the rate of interest to be paid on an asset or liability may adjust periodically on the basis of an index; (2) an asset or liability such as a mortgage loan may amortize, permitting reinvestment of cash flows at the then-prevailing interest rates; or (3) an asset or liability may mature, at which time the proceeds can be reinvested at current market rates.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------

                                                                    Maturing or repricing amount
                                       -------------------------------------------------------------------------------
                                        Within       Over 1      Over 3 to   Over 5 to   Over 10 to  Over 20
                                       one year     to 3 years   5 years      10 years     20 years   years      Total
                                       --------     ----------   ---------   ---------   ----------  -------     -----
                                                                       (dollars in thousands)

Total Rate Sensitive Assets
  Mortgages
    Adjustable-rate (1)                $ 12,838     $    68      $    --     $    --     $     --    $    ---    $ 12,906
    Fixed-rate (2)                        1,461       2,155        1,431       1,799          876          99       7,821
    Construction                            197          --           --          --           --          --         197
    Non-residential adjustable (2)        3,658       2,751           --          --           --          --       6,409
    Non-residential fixed                   354         648          577       1,194           --          --       2,773
    Home equity/second mortgages (2)        553          --           --          --           --          --         553
  Non-Mortgages
    Consumer (2)                          3,114       1,285          558          21           --          --       4,978
    Commercial (2)                           37          87           16          --           --          --         140
    Investments
    Investment securities (3)             6,571         380           --          --           --          --       6,951
    Mortgage-backed (1)(2)               42,404      19,784        1,373          --           --          --      63,561
    Funds sold (3)                        5,107          --           --          --           --          --       5,107
                                       --------    --------     --------    --------     --------    --------    --------
TOTAL                                  $ 76,294    $ 27,158     $  3,955    $  3,014     $    876    $     99    $111,396
                                       --------    --------     --------    --------     --------    --------    --------
                                       --------    --------     --------    --------     --------    --------    --------

Total Rate Sensitive Liabilities
  Deposits
    Certificates of deposit (3)        $ 59,818    $ 13,053     $  3,755    $     --     $     --    $     --    $ 76,626
    Money market (4)                      5,476       6,128        2,751       1,938          297           6      16,596
    NOW accounts (4)                      2,434       2,723        1,222         862          132           2       7,375
    Savings accounts (4)                  3,062       3,425        1,538       1,083          166           3       9,277
                                       --------    --------     --------    --------     --------    --------    --------
TOTAL                                  $ 70,790    $ 25,329     $  9,266    $  3,883     $    595    $     11    $109,874
                                       --------    --------     --------    --------     --------    --------    --------
                                       --------    --------     --------    --------     --------    --------    --------

December 31, 1995
Cumulative GAP (5)                     $  5,504    $  7,333     $  2,022    $  1,154     $  1,435    $  1,523
GAP (5) as percent of assets              4.71%       6.27%        1.73%       0.99%        1.23%       1.30%

December 31, 1994
GAP (5) as percent of assets            (3.96)%     (7.12)%      (4.54)%     (1.83)%      (1.31)%     (1.31)%

December 31, 1993
GAP (5) as percent of assets            (1.06)%     (5.58)%      (8.14)%     (4.06)%      (3.77)%     (3.75)%


(1)  MOST ADJUSTABLE RATE ASSETS ARE INCLUDED IN THE UNDER 1 YEAR
     CATEGORY, AS THEY ARE SUBJECT TO AN INTEREST RATE ADJUSTMENT EVERY SIX OR TWELVE MONTHS, DEPENDING UPON LOAN PLAN.
(2) MATURITY/RATE SENSITIVITY IS BASED UPON CONTRACTUAL MATURITY WITH PROJECTED REPAYMENT OF PRINCIPAL USING ASSUMPTIONS ESTABLISHED BY THE OTS.
(3)  BASED ON CONTRACTUAL MATURITY OF THE INVESTMENTS.
(4) SAVINGS ACCOUNT DECAY RATES USED ASSUME THAT THE ACCOUNTS HAVE A MARKET VALUE SENSITIVITY APPROXIMATING THAT OF A 2 1/2 YEAR TREASURY BOND.
(5)  THE DIFFERENCE BETWEEN RATE SENSITIVE ASSETS AND RATE SENSITIVE
     LIABILITIES.

During 1993, the Bank sold its remaining long-term fixed-rate securities to further reduce the Bank's interest rate sensitivity. This asset/liability mix restructure allowed the Bank to reduce borrowings and change the investment mix which allowed management the flexibility to manage the Bank's interest rate sensitivity through periods of stable or rising interest rates.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------

During 1995 and 1994 the Bank sold fixed-rate whole loans "held-for-sale" while retaining adjustable-rate mortgages. In 1994, the Bank increased its investment portfolio with the purchase of FNMA and FHLMC participation certificates with three to five year durations and U.S. government agency securities which step-up annually. These purchases were primarily from cash flow during 1994, however cash flow was used since the third quarter of 1994 through the first quarter of 1995 to reduce FHLB advances. Throughout the remainder of 1995, cash flow from operations and investment activities have been placed in lower interest earning, but highly liquid, cash and cash equivalents.

Presented below, as of December 31, 1995, is an analysis of the Bank's interest rate risk provided by OTS as measured by changes in Net Present Value (NPV) for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points. As illustrated in the table, the Bank's NPV is as sensitive to rising rates as declining rates, despite the Bank's positive gap, as previously discussed. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments (and the NPV focuses on the Bank's entire portfolio, not just assets that are subject to adjustment or maturity within one year). When rates decline, the Bank does not experience a significant rise in market value for these loans because borrowers repay at relatively high rates.

          Change in       At December 31, 1995
        interest rate   -----------------------
        (basis points)   $ Change      % Change
        --------------  ----------     --------
                          (000's)

            +400        $  (2,694)        (39)%
            +300           (1,608)        (24)
            +200             (788)        (12)
            +100             (258)         (4)
               0               --          --
            (100)             187           3
            (200)             209           3
            (300)             527           8
            (400)           1,087          16

Management reviews these measurements periodically. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

In addition, the previous tables do not necessarily indicate the impact of general interest rate movements on the Bank's net interest income because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond the Bank's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES

The Bank's primary sources of funds are deposits, sales of mortgage loans, principal and interest payments on loans and mortgage-backed securities, borrowings, and funds provided by operations. While scheduled loan and mortgage-backed securities principal repayments are a relatively predictable source of funds, deposits flows, prepayments of principal on loans and mortgage-backed securities, and sales of mortgage loans are greatly influenced by general interest rates, economic conditions, and competition. Current OTS regulations require the Bank to maintain cash and eligible investments in an amount equal to at least 5% of customer accounts and short-term borrowings to assure its ability to meet demands for withdrawals and repayment of short-term borrowings. As of December 31, 1995, the Bank's liquidity ratio was 28.21% which was in excess of the minimum regulatory requirements.

During the year ended December 31, 1995, total deposits decreased approximately $2,139,000 as a part of management's overall strategy to achieve certain regulatory capital ratios.

The Bank uses its capital resources principally to meet its ongoing commitments to fund maturing certificates of deposit and loan commitments, maintain its liquidity and meet operating expenses. At December 31, 1995, the Bank had commitments to originate loans totaling approximately $971,000. The Bank considers its liquidity and capital resources to be adequate to meet its foreseeable short and long-term needs. The Bank expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities.

In addition, as a part of management's overall strategy, during 1995, the Bank repaid its borrowings from the FHLB. These funds were borrowed primarily to fund construction loans, purchase short duration mortgage-backed securities and disburse escrow funds for borrowers' real estate taxes. It is anticipated that borrowings will not be necessary to meet near term funding needs of the Bank.

The Bank's capital for regulatory purposes at December 31, 1995 was $5,825,000 or 4.98% of total regulatory assets. Regulations require savings institutions to have a minimum regulatory tangible capital ratio equal to 1.5% of adjustable tangible assets, a minimum 3% core capital ratio, and a minimum 8% risk-based capital ratio. At December 31, 1995 and 1994, the Bank was in compliance with all applicable capital standards (see notes L and P to the Consolidated Financial Statements).

In August 1993, OTS issued a final rule which adds an interest rate component to the OTS risk-based capital requirement effective January 1, 1994. Under the final rule, savings institutions will be required to incorporate IRR into their risk-based capital calculation as of a yet to be determined date.
Under the rule, IRR is measured as the ratio of the greater decline in net portfolio value resulting from a 200 basis point increase or decrease in market interest rates to the estimated economic value of assets, as calculated by an OTS model. A savings institution whose measured IRR exceeds 2% must deduct from total capital an IRR component equal to one-half of the difference between its measured IRR and 2% multiplied by the estimated economic value of its total assets. Institutions unable to satisfy the IRR component would be required to submit a capital plan to the OTS describing how they will attain compliance in the future. Management believes that compliance with the new IRR measure will not have a material impact on the Bank's risk-based capital position.

Pursuant to FDICIA, each federal banking agency establishes the levels at which an insured institution is well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically undercapitalized and requires such agencies to take certain supervisory actions as an insured institution's capital level falls. As a result of the FDICIA, the OTS advised the Bank, as of December 21, 1992, that it was deemed "undercapitalized" and, among other things, the Bank had to provide a capital restoration plan which demonstrated the Bank's ability to achieve a 4% minimum capital level. Management submitted its capital restoration plan which was subsequently approved by the OTS in conjunction with the issuance of the PCAD and the APCAD.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

The table below presents the Bank's capital position at December 31, 1995 relative to the existing regulatory requirements:
                                                                  Percent of
                                                      Amount       assets (1)
                                                     --------     -----------
                                                      (000's)
Tangible capital                                     $  5,825         4.98%
Tangible capital requirement                            1,756         1.50
                                                     --------     -----------
   Excess tangible capital                           $  4,069         3.48%
                                                     --------     -----------
                                                     --------     -----------
Core capital                                         $  5,825         4.98%
Core capital requirement                                3,512         3.00
                                                     --------     -----------
   Excess core capital                               $  2,313         1.98%
                                                     --------     -----------
                                                     --------     -----------
Total capital (i.e., core and supplemental capital)  $  6,253       16.66%
Risk-based capital requirement                          3,003        8.00
                                                     --------     -----------
   Excess total capital                              $  3,250        8.66%
                                                     --------     -----------
                                                     --------     -----------
(1) Based upon adjusted assets for purposes of the tangible capital and core capital requirements, and risk-weighted assets for purposes of the risk-based capital requirement.

The OTS Capital Distribution Regulation differentiates savings institutions primarily by their capital levels and prescribes the amount of capital distributions that can be made without prior OTS approval.

The Bank has met its liquidity requirements with funds generated from operations, proceeds from repayment or sale of loans and investment securities, and short-term borrowings. The Bank believes its requirements for 1996 will be met from similar sources. If alternative funding is needed, the Bank can generate additional funds from several other sources.
Currently, the FHLB system functions as a source of credit for the Bank.

ASSET QUALITY

The allowance for loan losses is established through a provision for loan losses based on management's quarterly asset classification review and evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, cash flow analysis, historical loan loss experience, discussions held with delinquent borrowers and other factors that warrant recognition in providing for allowance for loan losses.

During 1995, net loans decreased approximately $1,338,000 or 3.7% from December 31, 1994 while the allowance for credit losses decreased $33,000 or 7.2%. The negative provision for credit losses and lower levels of charge-offs during 1995 were primarily due to lower levels of non-performing loans. With the decrease in non-performing loans and an overall decline in total loans, management feels the allowance for credit losses is adequate for future needs.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

The following presents an analysis of the allowance for credit losses for years ended December 31, 1995, 1994 and 1993.
                                              Year ended December 31
                                     ----------------------------------------
                                         1995           1994           1993
                                     ----------      ----------    ----------
MORTGAGE LOANS AND CONTRACTS:
Balance at beginning of year         $  230,865     $  280,865     $  304,135
Provision charged                            --             --         10,000
Charge-offs                                  --        (50,000)       (33,270)
Recoveries                                   --             --             --
                                     ----------      ----------    ----------
BALANCE AT END OF YEAR               $  230,865      $  230,865    $  280,865
                                     ----------      ----------    ----------
                                     ----------      ----------    ----------
CONSUMER AND OTHER:
Balance at beginning of year         $  230,058      $  227,732    $  230,577
Provision charged (credited)            (15,000)          3,867        11,091
Charge-offs                             (20,878)         (2,917)      (33,229)
Recoveries                                2,844           1,376        19,293
                                     ----------      ----------    ----------
BALANCE AT END OF YEAR               $  197,024      $  230,058    $  227,732
                                     ----------      ----------    ----------
                                     ----------      ----------    ----------
TOTAL ALLOWANCE FOR CREDIT LOSSES:
Balance at beginning of year         $  460,923      $  508,597    $  534,712
Provision charged (credited)            (15,000)          3,867        21,091
Charge-offs                             (20,878)        (52,917)      (66,499)
Recoveries                                2,844           1,376        19,293
                                     ----------      ----------    ----------
BALANCE AT END OF YEAR               $  427,889      $  460,923    $  508,597
                                     ----------      ----------    ----------
                                     ----------      ----------    ----------
Allowance for credit losses as a
  percentage of total loans
  outstanding                             1.23%           1.28%         1.36%
                                     ----------      ----------    ----------
                                     ----------      ----------    ----------
Total non-performing assets decreased by approximately $2,064,000 during
1995.  This decrease resulted primarily from the early pay-off of a
$1,979,416 previously renegotiated loan. The non-performing assets to total assets ratio is one indicator of the exposure to credit risk. Non-performing assets of the Bank consist of non-accruing loans, troubled debt restructurings, and real estate which was acquired as a result of foreclosure.  The composition of the Bank's portfolio of non-performing assets is shown in the following table:
                                                    December 31
                                     ----------------------------------------
                                         1995           1994           1993
                                     ----------      ----------    ----------
                                                   (in thousands)
Non-accruing loans*                  $       --      $      148    $       11
Past due 90 days or more and still           --              37            99
  accruing
Renegotiated loans**                      1,573           3,145         3,111
Other real estate                           114             421         2,967
                                     ----------      ----------    ----------
Total non-performing assets          $    1,687      $    3,751    $    6,188
                                     ----------      ----------    ----------
                                     ----------      ----------    ----------
Ratio of non-performing assets
  to total assets                         1.44%           2.98%         4.54%
                                     ----------      ----------    ----------
                                     ----------      ----------    ----------
 * Primarily loans which are past due for 90 days or more
** Renegotiated loans are those for which the interest rate was reduced because of the inability of the borrower to service the obligation under the original terms of the agreement.

Interest lost on non-performing assets amounted to $75,195 in 1995 compared to $125,981 in 1994.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The Bank may be a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial position. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At December 31, 1995, financial instruments whose contract amounts represent credit risk are as follows:

                     Commitments to extend credit   $  1,264,557
                     Lines of credit                $    293,613

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon. The total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customers.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Currently, letters of credit are not extended beyond one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral and personal guarantees as deemed necessary. At December 31, 1995, the Bank had no standby letters of credit outstanding.

At December 31, 1995, the Bank had no open interest rate swaps, futures, options, or forward contracts.

At December 31, 1995 and 1994, the Bank had $1,832,398 and $929,836,
respectively, of commitments to sell newly-originated single family residential loans.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and related data have been prepared in accordance with generally accepted accounting principles. This requires the measurement of financial and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of desired performance levels.

IMPACT OF NEW ACCOUNTING STANDARD

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. The Bank is required to adopt SFAS No. 121 for the year beginning January 1, 1996. The adoption of SFAS No. 121 is not expected to have a material impact on the Bank's financial position or results of operations.

MARKET PRICES AND RELATED STOCKHOLDER MATTERS

The common stock of First Savings is traded on the National Association of Securities Dealers' Automated Quotation ("NASDAQ") under the symbol "FSBC". As of December 31, 1995, the Bank had approximately 500 stockholders of record and 695,698 shares of issued and outstanding stock.

                       Fiscal 1995 price range  Fiscal 1994 price range
                       -----------------------  -----------------------
                          High         Low         High         Low
                       -----------  ----------   -----------  ---------


First quarter            $  4.44     $  4.00       $  5.00     $  3.50
Second quarter              5.75        4.25          5.50        4.25
Third quarter               5.75        5.25          7.50        4.75
Fourth quarter              7.00        5.75          7.50        4.50

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
-------------------------------------------------------------------------------

                                                            DECEMBER 31
                                                    ---------------------------
ASSETS                                                  1995           1994
                                                    ------------   ------------
Cash and cash equivalents                           $  6,752,606   $  3,048,974
Certificates of deposit                                  476,425        388,593
Assets available-for-sale:
  Securities (amortized cost of $33,294,495
   and $3,156,674)                                    33,090,085      2,979,813
  Loans (aggregate fair value of $874,512
   and $679,725)                                         861,454        670,743
Securities held-to-maturity (aggregate fair
 value of $36,025,403 and $72,787,277)                36,404,135     77,505,084
Loans receivable                                      34,331,988     35,669,608
Interest receivable                                      692,771        775,366
Real estate owned                                        113,820        421,013
FHLB stock                                             1,483,434      1,391,634
Premises and equipment                                 1,984,860      2,049,581
Servicing rights                                         359,854        395,637
Other assets                                             414,867        412,996
                                                    ------------   ------------
    Total assets                                    $116,966,299   $125,709,042
                                                    ------------   ------------
                                                    ------------   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                          $110,633,124   $112,772,529
  Federal Home Loan Bank advances                             --      7,400,000
  Accrued interest and other liabilities                 401,641        260,918
  Advanced payments by borrowers for taxes and
   insurance                                             311,157        227,833
                                                    ------------   ------------
    Total liabilities                                111,345,922    120,661,280
                                                    ------------   ------------

Commitments and contingencies

Stockholders' equity:
  Capital stock, $1 par value, authorized
   6,000,000 shares, issued 695,698 shares              695,698         695,698
  Capital in excess of par value                      6,137,701       6,137,701
  Accumulated deficit                                (1,008,612)     (1,422,234)
  Unrealized loss on securities available-for-
   sale, net                                           (204,410)       (363,403)
                                                    ------------   ------------
    Total stockholders' equity                         5,620,377      5,047,762
                                                    ------------   ------------
    Total liabilities and stockholders' equity      $116,966,299   $125,709,042
                                                    ------------   ------------
                                                    ------------   ------------





          See accompanying notes to consolidated financial statements.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------

                                                       YEARS ENDED DECEMBER 31
                                                 ------------------------------------
                                                    1995         1994         1993
                                                 ----------   ----------   ----------
Interest income:
  Loans                                          $3,642,581   $3,176,265   $3,687,789
  U.S. government agency and other securities       515,950      358,973      550,726
  Mortgage-backed securities                      4,060,235    4,219,157    4,040,821
  Other interest income                             197,783      133,789      258,805
                                                 ----------   ----------   ----------
    Total interest income                         8,416,549    7,888,184    8,538,141
                                                 ----------   ----------   ----------
Interest expense:
  Deposits                                        5,342,347    4,315,565    4,943,182
  FHLB advances                                      80,248      247,969           --
                                                 ----------   ----------   ----------
    Total interest expense                        5,422,595    4,563,534    4,943,182
                                                 ----------   ----------   ----------
Net interest income before provision for
 credit losses                                    2,993,954    3,324,650    3,594,959
Provision for credit losses charged (credited)      (15,000)       3,867       21,091
                                                 ----------   ----------   ----------
    Net interest income after provision for
     credit losses                                3,008,954    3,320,783    3,573,868
                                                 ----------   ----------   ----------
Non-interest income:
  Loan servicing and other fees                     371,843      352,449      354,317
  Gains on sale of securities                            --        4,672      257,972
  Gains (losses) on loans held-for-sale             117,840      (18,541)     331,176
  Other                                             343,705      399,362      389,268
                                                 ----------   ----------   ----------
    Total non-interest income                       833,388      737,942    1,332,733
                                                 ----------   ----------   ----------
Non-interest expenses:
  Compensation and employee benefit               1,517,416    1,626,802    1,506,992
  Occupancy                                         367,023      368,794      363,645
  Federal insurance                                 403,218      448,217      376,946
  Advertising                                        27,348       57,587       44,469
  Real estate operations, net                        57,880      272,946      616,333
  Professional fees                                 258,961      200,756      286,749
  Other                                             796,874      932,720    1,097,402
                                                 ----------   ----------   ----------
    Total non-interest expenses                   3,428,720    3,907,822    4,292,536
                                                 ----------   ----------   ----------

Income before income taxes                          413,622      150,903      614,065

Provision for income taxes (benefit)                     --     (188,650)          --
                                                 ----------   ----------   ----------
Net income                                       $  413,622   $  339,553   $  614,065
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------

Earnings per share                               $      .59   $      .49   $      .88
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------

Weighted average shares outstanding                 695,698      695,698      695,698
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------


        See accompanying notes to consolidated financial statements.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------

                                                                         UNREALIZED
                                                                          LOSS ON
                                             CAPITAL IN                  SECURITIES
                       NUMBER OF             EXCESS OF    ACCUMULATED   AVAILABLE-FOR-
                        SHARES     AMOUNT    PAR VALUE      DEFICIT       SALE, NET        TOTAL
                       ---------  --------   ----------   -----------   --------------   ----------
Balance at
 December 31, 1992      695,698   $695,698   $6,137,701   $(2,375,852)    $      --      $4,457,547

Net income                   --         --           --       614,065            --         614,065

Change in unrealized
 loss on securities
 available-for-sale,
 net                         --         --           --            --       (28,408)        (28,408)
                        -------   --------   ----------   -----------     ---------      ----------
Balance at
 December 31, 1993      695,698    695,698    6,137,701    (1,761,787)      (28,408)      5,043,204

Net income                   --         --           --       339,553            --         339,553

Change in unrealized
 loss on securities
 available-for-sale,
 net                         --         --           --            --      (334,995)       (334,995)
                        -------   --------   ----------   -----------     ---------      ----------
Balance at
 December 31, 1994      695,698    695,698    6,137,701    (1,422,234)     (363,403)      5,047,762

Net income                   --         --           --       413,622            --         413,622

Change in unrealized
 loss on securities
 available-for-sale,
 net                         --         --           --            --       158,993         158,993
                        -------   --------   ----------   -----------     ---------      ----------
Balance at
 December 31, 1995      695,698   $695,698   $6,137,701   $(1,008,612)    $(204,410)     $5,620,377
                        -------   --------   ----------   -----------     ---------      ----------
                        -------   --------   ----------   -----------     ---------      ----------












        See accompanying notes to consolidated financial statements.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------

                                                      YEARS ENDED DECEMBER 31
                                             -----------------------------------------
                                                1995          1994            1993
                                             -----------   ------------   ------------
Cash flows from operating activities:
  Net income                                 $   413,622   $    339,553   $    614,065
  Adjustments to reconcile net income to
   cash provided (used) by operations:
    Depreciation                                 132,527        128,914        132,483
    Deferred income taxes                             --       (188,650)            --
    Provision for credit losses charged
     (credited)                                  (15,000)         3,867         21,091
    Provision for losses on real estate               --             --        337,225
    Provision for losses on loans held-for-
     sale transferred to loans receivable             --         88,771             --
    Amortization of premiums on investment
     securities                                  207,830        232,387         22,064
    Amortization of loan premiums,
     discounts and deferred fees, net           (575,179)       (53,622)      (239,671)
    Gain on sale of investment securities             --             --       (299,621)
    Gain on sale of loans                       (105,321)       (70,230)      (331,176)
    Proceeds from loan sales                   7,625,886     15,205,572     19,468,061
    Originations of loans held-for-sale       (7,698,757)   (13,111,011)   (20,665,134)
    Loss on sale of REO                            1,670         59,748         21,928
    (Gain) loss on sale of assets                 (3,095)        (1,200)         6,994
    (Gain) loss on sale of mutual funds               --         (4,672)        41,649
    Net (increase) decrease in accrued
     income and other assets                      82,595        (73,462)       320,279
    Net (increase) decrease in trading
     securities mutual funds                          --      3,183,503        (86,185)
    Increase (decrease) in accrued
     interest and other liabilities              140,723      (101,522)       (150,537)
    (Increase) decrease in other assets          (70,407)      327,339         181,870
                                            ------------  ------------    ------------
      Net cash provided (used) by
       operating activities                      137,094     5,965,285        (604,615)
                                            ------------  ------------    ------------
Cash flows from investing activities:
  Proceeds from maturities and principal
   repayments of available-for-sale
   securities                                  2,061,754     1,181,634              --
  Purchases of held-to-maturity
   securities                                   (750,000)  (16,520,005)    (34,074,913)
  Proceeds from maturities, sales and
   principal repayments of held-to-maturity
   securities                                  9,630,086    10,917,250      24,588,300
  Net (increase) decrease in certificates
   of deposit                                    (87,832)      484,505       1,170,258
  Net decrease in loans                        2,092,440     3,950,943       8,976,709
  Proceeds from sales of real estate             140,882     1,972,322       2,675,998
  Net proceeds (purchases) of premises
   and equipment and other assets                (64,711)      245,541        (153,169)
                                            ------------  ------------    ------------
      Net cash provided by investing
       activities                             13,022,619     2,232,190       3,183,183
                                            ------------  ------------    ------------
Cash flows from financing activities:
  Net decrease in deposits                    (2,139,405)  (17,917,092)     (2,949,695)
  Net change in FHLB advances                 (7,400,000)    7,400,000              --
  Net increase (decrease) in advance
   payments by borrowers for taxes and
   insurance                                      83,324       (15,400)       (255,736)
                                            ------------  ------------    ------------
      Net cash used by financing activities   (9,456,081)  (10,532,492)     (3,205,431)
                                            ------------  ------------    ------------
Increase (decrease) in cash and cash
 equivalents                                   3,703,632    (2,335,017)       (626,863)
Cash and cash equivalents at beginning
 of period                                     3,048,974     5,383,991       6,010,854
                                            ------------  ------------    ------------
Cash and cash equivalents at end of period  $  6,752,606  $  3,048,974    $  5,383,991
                                            ------------  ------------    ------------
                                            ------------  ------------    ------------
Supplemental disclosures of cash
 flow information:
  Cash paid during the year for:
    Interest                                $  5,312,477  $  4,392,409    $  5,015,921
    Income taxes                                      --         9,600          20,500
Supplemental disclosure of non-cash
 investing activities
  Real estate acquired in settlement
   of loans                                      104,509       251,103         333,096
  Loans to facilitate the sale of real
   estate owned                                  269,150       765,000         604,950


          See accompanying notes to consolidated financial statements.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

The following is a description of significant accounting and reporting policies which First Savings Bank, F.S.B. (Bank) follows in preparing and presenting its consolidated financial statements:

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts and transactions of the Bank and its wholly-owned subsidiary, First Equity Development Corporation (FEDCO). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Bank has historically been a major lender of mortgage loans in the Eastern New Mexico area and is dedicated to the promotion of thrift through the solicitation of savings accounts. The Bank's three offices primarily service the Curry and Roosevelt counties of New Mexico and the adjoining West Texas counties. The Bank offers a comprehensive range of credit and depository services, while conducting business in a manner based on financial stability, profitability, service, and community involvement.

MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENTS

Management determines the appropriate classification of its investment securities and loans at the time of purchase or origination. At December 31, 1993, the Bank adopted Statement of Financial Accounting Standards (SFAS)
No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. SFAS No. 115 required the reporting of certain securities at fair value except for those securities which the Bank has the positive intent to hold to maturity.

TRADING SECURITIES - Prior to December 31, 1994, the Bank maintained some of its excess liquidity in a mutual fund. The Bank currently holds no mutual funds as they were liquidated in 1994. The investment was for interest rate yield enhancement and held principally for the purpose of selling for liquidity needs or when better investment opportunities became available.
The mutual fund was recorded at fair value with both unrealized gains and losses reported in the consolidated statements of operation.

ASSETS AVAILABLE-FOR-SALE - Securities or loans to be held for indefinite periods of time and not intended to be held-to-maturity are classified as available-for-sale. Assets included in this category are those assets that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in liquidity needs, interest rates, resultant prepayment risk, and other factors related to interest rate and resultant prepayment risk changes. Securities available-for-sale are recorded at fair value. Both unrealized gains and losses on securities available-for-sale, net of taxes, are included as a separate component of stockholders' equity in the consolidated statements of financial condition until these gains or losses are realized. If a security has a decline in fair value that is other than temporary, the security will be written down to its fair value by recording a loss in the consolidated statements of operations. Loans available-for-sale are recorded at the lower of amortized cost or fair value with only net unrealized losses included in the consolidated statements of operations.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

SECURITIES HELD-TO-MATURITY - Securities that management has the intent, and the Bank has the ability, to hold until maturity are classified as securities held-to-maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the level yield method over the estimated life of the securities. If a security has a decline in fair value below its amortized cost that is other than temporary, the security will be written down to its new cost basis by recording a loss in the consolidated statements of operations. The Bank has not experienced a permanent decline on securities that would result in a charge to operations.

FEDERAL HOME LOAN BANK (FHLB) STOCK - This asset is owned due to regulatory requirements and is carried at cost. This stock is pledged as collateral to secure FHLB advances.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over terms which approximate the interest method. Interest on other loans is recognized using the simple-interest method on the daily balances of the principal amounts outstanding. The accrual of interest on loans is discontinued when there is a clear indication that the borrower's cash flow may not be sufficient to meet payments as they become due. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is charged against income. If the ultimate collectibility of principal, wholly or partially, is in doubt, any payment received on a loan on which the accrual of interest has been suspended is applied to reduce principal to the extent necessary to eliminate such doubt.

LOAN FEES, PREMIUMS AND DISCOUNTS ON LOANS AND MORTGAGE-BACKED SECURITIES

Loan origination fees net of direct origination costs are deferred and accreted to income using the interest method over the contractual life of the loans adjusted for actual payments. If the loan is held-for-sale, the net fees are deferred until the loan is sold.

Premiums and discounts on loans and mortgage-backed securities purchased are amortized to income using a method which approximates a level yield over the estimated life of the loan or mortgage-backed security.

SERVICING RIGHTS

The Bank originates loans for resale to increase the servicing portfolio and to provide funds for additional investment. Under the sale agreement, the Bank continues to service the loan, and the investor is paid its share of principal collection. Effective July 1, 1995, the Bank adopted SFAS No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS, AN AMENDMENT OF SFAS NO. 65. SFAS No. 122 eliminated the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. The effect of adopting this new accounting standard was to increase 1995 net income by $11,338.

ALLOWANCE FOR CREDIT LOSSES

Provision for credit losses is charged to operations based on management's evaluation of the potential losses in the loan portfolio. The Bank adheres to an asset review system and allowance for credit loss methodology designed to provide for the detection of problem amounts and adequate general valuation allowances to cover credit losses. The provision is based on an analysis of the loan portfolio, economic conditions, historical loan loss experience, changes in the nature and volume of the loan portfolio, and management's assessment of the inherent risk in the portfolio in relation to the level of the allowance for credit losses. While management uses the best information available to make these evaluations, future adjustments to the allowances may be necessary if economic conditions differ from the assumptions used in preparing the evaluation.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for credit losses. Such agencies may review the Bank's allowances for credit losses, and they may require the Bank to recognize additions to the allowances based on their judgment of information available to them at the time of their examination.

The Bank adopted SFAS No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended, effective January 1, 1995. This statement requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rates or the fair value of the underlying collateral, and specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns. For purposes of applying this standard, impaired loans have been defined as all nonaccrual loans. The Bank's policy for income recognition was not affected by adoption of the standard. The adoption of SFAS No. 114 did not have any effect on the allowance for credit losses or related provision.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

UNCOLLECTED INTEREST

The Bank reverses all accrued interest and ceases accruing interest on certain loans when management believes the loans may be uncollectible and on loans which are more than 90 days past due with loan-to-value ratios greater than 80%. Such interest, if ultimately collected, is credited to operations in the period of recovery.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful life of the assets. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

REAL ESTATE OWNED

Real estate owned (REO) acquired through foreclosure or deed in lieu of foreclosure is initially recorded at fair value. Any excess of the loan balance and foreclosure costs over the fair value at the date of acquisition of the property is charged to the allowance for credit losses. Subsequently, REO is carried at the lower of fair value less estimated expenses of sale or cost. Any provisions required are recorded in the statement of operations and are considered a valuation allowance. Subsequent increases in the fair value of properties with valuation allowances can be credited to operations up to the amount of the previously established valuation allowance. Costs related to the improvement of these properties are capitalized. Costs related to holding the properties are charged to real estate operations.

The amounts the Bank could ultimately recover from disposition of REO could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the Bank's control or changes in the Bank's strategies for recovering its investments. Gains and losses on disposition of properties are recognized in current operations. However, the recognition of gains is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of sale. Under certain circumstances, the gain, or a portion thereof, must be deferred until the criteria is met.

INCOME TAXES

The Bank and its subsidiary file consolidated income tax returns. Effective January 1, 1993, the Bank and its subsidiary adopted SFAS No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 required a change to the asset and liability method of accounting for income taxes rather than the deferred method which was previously utilized as permitted by Accounting Principles Board Opinion
11. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The cumulative effect (as of January 1, 1993) of adopting this new accounting standard was not material.

Prior to fiscal 1993, the deferred method of accounting for income taxes was used. Deferred federal and state income taxes were provided on income and expense reported in different periods for financial statement and income tax purposes at the current statutory rate.

EARNINGS (LOSS) PER SHARE

Earnings (loss) per share is computed using the weighted average number of shares of capital stock outstanding during the period. Stock options have not had a dilutive effect.

CASH FLOW STATEMENT

Cash and cash equivalents include cash, interest-bearing deposits at the FHLB, deposits at other banks, and all certificates of deposit with original maturities of three months or less. There are no amounts subject to withdrawal or usage restrictions.

RECLASSIFICATION

Certain amounts for prior years have been reclassified to conform with the current year presentation.

NOTE B - ASSETS AVAILABLE-FOR-SALE

At December 31, 1995, an unrealized loss of $204,410 on mortgage-backed securities available-for-sale is shown as a reduction in stockholders' equity. At December 31, 1994, an unrealized loss of $176,861 on mortgage-backed securities available-for-sale, and an unrealized loss of $186,542 on mortgage-backed securities that were transferred from available-for-sale to held-to-maturity on April 30, 1994, are shown as a reduction in stockholders' equity. Due to the uncertainty of the future utilization of unrealized losses, should they be realized, the income tax benefit has been offset by a valuation allowance against the resulting deferred tax asset.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------
During December 1995, the Bank transferred $32,206,642 of mortgage-backed securities and U.S. government agency obligations from the Bank's held-to-maturity portfolio into its available-for-sale portfolio. This transfer was made by the Bank for asset/liability and liquidity management purposes and was made in accordance with an implementation guide for SFAS No. 115 entitled ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES issued by the Financial Accounting Standards Board in November 1995.

Loans available-for-sale are recorded at the lower of amortized cost or fair value.

A summary of assets available-for-sale is as follows:

                                                          DECEMBER 31, 1995
                                          ------------------------------------------------------
                                            AMORTIZED          FAIR           GROSS UNREALIZED
                                              COST             VALUE        GAINS        LOSSES
                                          -------------   -------------   ---------   ----------
MORTGAGE-BACKED SECURITIES:
  GNMA ADJUSTABLE RATE                    $  28,295,654   $  28,095,981   $  30,691   $  230,364
OBLIGATION OF U.S. GOVERNMENT AGENCIES        4,998,841       4,994,104      10,000       14,737
LOANS ON RESIDENTIAL ONE-TO-FOUR UNITS          861,454         874,512      13,058           --
                                          -------------   -------------   ---------   ----------
                                          $  34,155,949   $  33,964,597   $  53,749   $  245,101
                                          -------------   -------------   ---------   ----------
                                          -------------   -------------   ---------   ----------
                                                          December 31, 1994
                                          ------------------------------------------------------
                                            Amortized          Fair          Gross Unrealized
                                              cost             value        Gains        Losses
                                          -------------   -------------   ---------   ----------
Mortgage-backed securities:
  GNMA adjustable rate                    $   3,156,674   $   2,979,813   $      --   $  176,861
Loans on residential one-to-four units          670,743         679,725       9,006           24
                                          -------------   -------------   ---------   ----------
                                          $   3,827,417   $   3,659,538   $   9,006   $  176,885
                                          -------------   -------------   ---------   ----------
                                          -------------   -------------   ---------   ----------

No available-for-sale securities were pledged at December 31, 1995 and 1994. NOTE C - SECURITIES HELD-TO-MATURITY
A summary of securities held-to-maturity is as follows:

                                                          DECEMBER 31, 1995
                                          ------------------------------------------------------
                                            AMORTIZED          FAIR           GROSS UNREALIZED
                                              COST             VALUE        GAINS        LOSSES
                                          -------------   -------------   ---------   ----------
MORTGAGE-BACKED SECURITIES:
  FNMA PARTICIPATION CERTIFICATES         $   6,225,192   $   6,106,781   $      --   $  118,411
  FHLMC PARTICIPATION CERTIFICATES           27,872,939      27,648,060      43,254      268,133
  FHLMC ADJUSTABLE RATE                       2,306,004       2,270,562          --       35,442
                                          -------------   -------------   ---------   ----------
                                          $  36,404,135   $  36,025,403   $  43,254   $  421,986
                                          -------------   -------------   ---------   ----------
                                          -------------   -------------   ---------   ----------
                                                          December 31, 1994
                                          ------------------------------------------------------
                                            Amortized          Fair          Gross Unrealized
                                              cost             value        Gains        Losses
                                          -------------   -------------   ---------   ----------
Mortgage-backed securities:
  FNMA participation certificates         $   7,018,585   $   6,339,546   $      --   $  679,039
  GNMA adjustable rate                       28,781,907      27,646,723          --    1,135,184
  FHLMC participation certificates           32,065,908      29,714,760          --    2,351,148
FHLMC adjustable rate                         2,650,364       2,528,747          --      121,617
Investment securities:
  Obligation of U.S. government agencies      6,988,320       6,557,501          --      430,819
                                          -------------   -------------   ---------   ----------
                                          $  77,505,084   $  72,787,277   $      --   $4,717,807
                                          -------------   -------------   ---------   ----------
                                          -------------   -------------   ---------   ----------

First Savings Bank, F.S.B.
------------------------------------------------------------------------------

During 1994, mortgage-backed securities with amortized costs and fair values of $6,602,523 and $6,412,122, respectively, were transferred from assets available-for-sale into the securities held-to-maturity portfolio. The unrealized loss at the date of transfer was being amortized over the remaining lives of the securities. At December 31, 1994, amortized cost was net of $186,542 in unamortized losses on securities transferred from assets available-for-sale. In December 1995, these same securities and others with an amortized cost of $32,206,642 were transferred into the Bank's available-for-sale portfolio. This transfer was made by the Bank for asset/liability and liquidity management purposes and was made in accordance with an implementation guide for SFAS No. 115 entitled ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES issued by the Financial Accounting Standards Board in November 1995.

Held-to-maturity securities of $3,319,414 were pledged to secure public deposits at December 31, 1995. Held-to-maturity securities of $19,928,719 were pledged to secure public deposits and FHLB advances at December 31, 1994.

There were no held-to-maturity securities sold during 1995 or 1994. The Bank sold $6,393,199 in U.S. Treasuries during the year ended December 31, 1993 at a gain of $29,107. The Bank also sold $3,883,578 of mortgage-backed securities during the year ended December 31, 1993 at a gain of $270,514.

The contractual maturity of investment securities are in excess of ten years at December 31, 1995 and 1994. Actual maturities will differ from contractual maturities because borrowers have the right to prepay obligations without prepayment penalties. At December 31, 1995, the weighted average life of the available-for-sale securities, exclusive of residential one-to-four units, was 3.72 years. At December 31, 1995, the weighted average life of the held-to-maturity securities was 2.56 years.

NOTE D - LOANS

Loans consisted of the following:
                                                          December 31
                                                    ------------------------
                                                       1995         1994
                                                    -----------  -----------
First mortgage loans:
  Conventional                                      $25,110,648  $27,873,227
  FHA insured and VA guaranteed                       4,059,531    4,278,984
Consumer and installment loans                        4,558,130    2,689,310
Consumer timeshare loans                                560,320    1,217,001
Construction loans                                    1,059,954      516,750
Other                                                   552,822      725,805
                                                    -----------  -----------
                                                     35,901,405   37,301,077
Less:
  Loans in process                                      862,760      316,599
  Deferred loan fees                                    187,090      248,644
  Unearned discounts                                     23,713       92,027
  Allowance for credit losses                           427,889      460,923
  Deferred income                                        67,965       13,276
                                                    -----------  -----------
                                                    $34,331,988  $35,669,608
                                                    -----------  -----------
                                                    -----------  -----------
The Bank had outstanding commitments to originate loans at December 31, 1995 and 1994 of approximately $971,000 and $551,000, respectively.

Proceeds from sale of loans held-for-sale were $7,625,886, $15,205,572, and $19,486,061 for the years ended December 31, 1995, 1994 and 1993, respectively. Gains of $118,026 and losses of $186 were recognized in 1995, while gains of $136,199 and losses of $65,969 were recognized in 1994, and gains of $331,176 were recognized in 1993.

During 1994, loans previously classified as available-for-sale were reclassified to loans. The Bank had recognized a loss resulting from a lower of amortized cost or fair market adjustment in the amount of $88,771 prior to this transfer. The recorded amount at the date of transfer was $2,077,261. At December 31, 1995 and 1994, the remaining unamortized discount related to this transfer was $76,617 and $86,917, respectively.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------

Changes in the allowance for credit losses are as follows:

                                                 Years ended December 31
                                              ------------------------------
                                                1995       1994       1993
                                              --------   --------   --------
Balance at beginning of year                  $460,923   $508,597   $534,712
Provision charged (credited) to operations     (15,000)     3,867     21,091
Charge-offs                                    (20,878)   (52,917)   (66,499)
Recoveries                                       2,844      1,376     19,293
                                              --------   --------   --------
Balance at end of year                        $427,889   $460,923   $508,597
                                              --------   --------   --------
                                              --------   --------   --------

An analysis of loans to directors and executive officers is as follows:

                                                 Years ended December 31
                                              -------------------------------
                                                1995       1994        1993
                                              ---------  ---------  ---------
Balance at beginning of year                  $ 348,854  $ 651,361   $557,661
Loans originated                                 30,882     31,099    117,557
Loan principal payments and other reductions   (117,556)  (333,606)   (23,857)
                                              ---------  ---------  ---------
Balance at end of year                        $ 262,180  $ 348,854  $ 651,361
                                              ---------  ---------  ---------
                                              ---------  ---------  ---------

A renegotiated loan for which interest had been reduced totaled $1,572,814 at December 31, 1995. Nonaccrual and renegotiated loans for which interest has been reduced totaled $3,292,183 and $3,122,136 at December 31, 1994 and 1993, respectively. Interest income that would have been recorded under the original terms of such loans and the interest actually recognized prior to accretion of unearned discount for the years ended December 31 are summarized below:
                                                 Years ended December 31
                                              -------------------------------
                                                1995       1994        1993
                                              ---------  ---------  ---------
Interest income that would have been recorded $ 336,553  $ 388,885   $351,117
Interest income recognized                      261,358    262,904    232,863
                                              ---------  ---------  ---------
Interest income foregone                      $  75,195  $ 125,981   $118,254
                                              ---------  ---------  ---------
                                              ---------  ---------  ---------

The Bank is not committed to lend additional funds to borrowers with non-performing or renegotiated loans.

NOTE E - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid balances of these loans at December 31 are summarized as follows:

                                             1995         1994         1993
                                          -----------  -----------  -----------
Mortgage loans underlying pass through
 certificates:
  GNMA                                    $ 3,594,512  $ 3,890,825  $ 5,263,175
  FHLMC                                     7,637,528    8,669,839   10,143,187
Mortgage loan portfolios serviced for:
  FNMA                                     35,531,557   37,689,044   39,716,040
  Other investors                           1,637,020    1,845,001    4,478,069
                                          -----------  -----------  -----------
                                          $48,400,617  $52,094,709  $59,600,471
                                          -----------  -----------  -----------
                                          -----------  -----------  -----------

Custodial escrow balances maintained in connection with the foregoing loan servicing were $496,680 and $486,557 at December 31, 1995 and 1994, respectively.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------

Following is an analysis of the changes in servicing rights asset balances for the years 1995, 1994 and 1993.

Balance, January 1, 1993                                           $ 767,668
Amortization*                                                       (309,447)
                                                                   ---------
Balance, January 1, 1994                                             458,221
Amortization*                                                        (62,584)
                                                                   ---------
Balance, January 1, 1995                                             395,637
Amortization*                                                        (48,302)
Originated mortgage servicing rights                                  12,519
                                                                   ---------
Balance, December 31, 1995                                         $ 359,854
                                                                   ---------
                                                                   ---------

*Includes valuation adjustments due to changes in prepayment assumptions


NOTE F - REAL ESTATE OWNED

Real estate owned at December 31 consisted of the following:

                                                            1995       1994
                                                          --------   --------
Real estate acquired in settlement of loans and
 through foreclosure                                      $153,820   $209,910
Loans reported as in-substance foreclosure                      --    251,103
                                                          --------   --------
                                                           153,820    461,013
Less allowance for losses                                   40,000     40,000
                                                          --------   --------
                                                          $113,820   $421,013
                                                          --------   --------
                                                          --------   --------

An analysis of the allowance for losses on real estate owned is as follows:

                                                 Years ended December 31
                                              -------------------------------
                                                1995      1994        1993
                                              -------  ----------  ----------
Balance at beginning of period                $40,000  $1,433,722  $1,118,970
Provision charged to expense                       --          --     337,225
                                              -------  ----------  ----------
                                               40,000   1,433,722   1,456,195
Less charges against the allowance                 --   1,393,722      22,473
                                              -------  ----------  ----------
Balance at end of period                      $40,000  $   40,000  $1,433,722
                                              -------  ----------  ----------
                                              -------  ----------  ----------

There were no provisions for further losses on real estate owned during 1995 and 1994.

Net losses from real estate operations were as follows:

                                                 Years ended December 31
                                              -------------------------------
                                               1995       1994        1993
                                             --------   ---------   ---------
Income:
  Rental income                              $  1,000   $   2,706   $   2,300
  Gains on sale of real estate                 13,105         882      29,573
Expenses:
  Real estate expenses                        (57,209)   (215,905)   (278,309)
  Loss on sale of real estate                 (14,776)    (60,629)    (32,672)
  Provision for valuation allowances               --          --    (337,225)
                                             --------   ----------  ----------
Net losses                                   $(57,880)  $(272,946)  $(616,333)
                                             --------   ----------  ----------
                                             --------   ----------  ----------

NOTE G - CONCENTRATION OF CREDIT RISK

The Bank invests available funds in mortgage-backed securities and interest-bearing deposits and maintains funds in other depository institutions, including the FHLB of Dallas. The Bank currently holds no mutual funds as they were liquidated during 1994. Generally, the Bank's investment in U.S. Government securities and mortgage-backed securities are recorded in book entry form only, and the Bank does not take possession of the actual investment certificates. The Bank's investment in interest-bearing deposits, excluding those with the FHLB of Dallas, is normally limited to amounts covered by applicable Federal Deposit Insurance Corporation (FDIC) limits.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

The Bank grants consumer, commercial business, commercial real estate, and residential loans to customers in its trade area. Generally, the loans are secured by real estate; however, the Bank does make consumer loans and commercial loans. The loans are expected to be repaid from the cash flow of the borrowers. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon their own economic situation.

The Bank's collateral policy is to secure all real estate loans by mortgages, place first liens on available assets underlying commercial loans, and perfect purchase money liens on consumer loan products. The Bank grants unsecured loans to its customers.

As a primary single-family home lender, the Bank also has a substantial portion of its loans in Curry and Roosevelt Counties of New Mexico.

NOTE H - PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized by major classifications as follows:
                                              1995           1994
                                          ------------   ------------
Land                                        $  407,593     $  407,593
Office buildings                             2,151,745      2,145,204
Furniture, fixtures and equipment            1,281,138      1,376,796
Automobiles                                     77,646         71,805
                                            ----------     ----------
                                             3,918,122      4,001,398
Less accumulated depreciation                1,933,262      1,951,817
                                            ----------     ----------
                                            $1,984,860     $2,049,581
                                            ----------     ----------
                                            ----------     ----------
NOTE I - DEPOSITS

The composition of deposits and the effective rates of interest at December 31 were as follows:
                                                1995             1994
                                            ------------     ------------
Checking accounts - noninterest bearing     $    575,811     $    429,292
Savings accounts (1995 - 2.75%; 1994 -
  3.20%)                                       9,281,440       11,259,777
Insured Money Market accounts (1995 -
  2.30%-3.70%; 1994 - 3.80%-4.10%)             1,414,311       13,767,226
Transaction accounts (1995 - 2.30%-3.30%;
  1994 - 2.90%-3.70%)                          7,386,076        7,235,582
Certificates of deposit:
  2.01% - 3.00%                                       --        1,023,940
  3.01% - 4:00%                                  997,702       24,049,622
  4.01% - 5.00%                               14,103,880       30,146,913
  5.01% - 6.00%                               52,596,029       20,847,544
  6.01% - 7.00%                               13,086,788        1,950,225
  7.01% - 8.00%                                1,144,070        1,301,555
  8.01% - 9.00%                                   47,017          760,853
                                            ------------     ------------
                                            $110,633,124     $112,772,529
                                            ------------     ------------
                                            ------------     ------------

At December 31, 1995 and 1994, individual deposit accounts in excess of $100,000 amounted to $5,272,739 and $5,971,246, respectively.

Certificates of deposit had the following maturities at December 31, 1995:

                                                Amount     Percent of total
                                             -----------   ----------------
Within one year                              $64,196,941         78.3%
Between one and three years                   14,032,726         17.1
Between three and five years                   3,745,819          4.6
                                             -----------        -----
                                             $81,975,486        100.0%
                                             -----------        -----
                                             -----------        -----

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

Interest expense on deposits for the years ended December 31 was as follows:

                                       1995            1994          1993
                                    ----------      ----------    ----------
Savings accounts                    $  294,322      $  353,869    $  447,616
Money Market accounts                  502,089         486,675       592,975
Transaction accounts                   154,712         219,561       231,996
Certificates of Deposit              4,391,224       3,255,460     3,670,595
                                    ----------      ----------    ----------
                                    $5,342,347      $4,315,565    $4,943,182
                                    ----------      ----------    ----------
                                    ----------      ----------    ----------

At December 31, 1995 and 1994, the Bank had accrued interest payable on certificates of deposit totaling $213,729 and $97,084, respectively. The weighted average interest rate on deposits was 4.67%, 3.60% and 3.82% for the years ended December 31, 1995, 1994 and 1993, respectively.

NOTE J - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Each FHLB is authorized to make advances to its members, subject to such regulations and limitations as the FHLB may prescribe. There were no advances from FHLB at December 31, 1995. At December 31, 1994, advances from FHLB were collateralized by investment securities totaling $14,829,418. The Bank is also required to maintain stock ownership in the FHLB of at least a minimum percentage of its loans. At December 31, 1994, the Bank maintained an excess investment in stock of the FHLB.

NOTE K - INCOME TAXES

At December 31, 1995, the Bank had remaining net operating loss carryforwards of approximately $5,555,000 for federal income tax purposes which expire in varying amounts through 2009. In addition, the alternative minimum tax (AMT) net operating loss carryforward and AMT credit carryforward were approximately $5,866,000 and $101,000, respectively, which expire in varying amounts through 2009. Investments tax credit carryforwards of approximately $44,000 expire in varying amounts through 2005. At December 31, 1995, the Bank had remaining net operating loss carryforwards of approximately $44,583,000 for state income tax purposes which expire in varying amounts through 2005. These state net operating loss carryforwards are substantially more than the federal net operating loss carryforwards as a result of the exclusion of U.S. Investment security and other income for state income tax purposes.

Under the Internal Revenue Code (the Code), the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses on mortgage loans. For taxable years beginning before January 1, 1987, the provision of the Code permitted the Bank to deduct from taxable income an addition to the tax bad debt reserve
based on a percentage of taxable income (ranging from 32% to 60%).   Due to
changes made by the Tax Reform Act of 1986, for tax years beginning after December 31, 1986, the percentage has been reduced to 8%.

Stockholders' equity at December 31, 1995 includes approximately $2,100,000 for which no provision for Federal income tax has been accrued. These amounts represent allocation of income to bad debt reserves for tax purposes only. Reduction of amounts so allocated for purposes other than losses on loans will create income for tax purposes only, which will be subject to the then current corporate tax rate.

A reconciliation of the expected income tax expense (benefit) to the effective tax expense of the year ended December 31 follows:

                                    1995         1994         1993
                                  ----------   ---------    ---------
Tax expense at statutory rates    $ 160,485    $  58,550    $ 208,782
Effect of net operating loss       (160,485)     (58,550)    (208,782)
Deferred tax asset valuation
  allowance adjustment                   --     (188,650)          --
                                  ---------    ---------    ---------
                                  $      --    $(188,650)   $      --
                                  ---------    ---------    ---------
                                  ---------    ---------    ---------

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

The tax effect of significant temporary differences representing deferred tax assets and liabilities and changes thereon were as follows:

                                     December 31,        Net      December 31,     NET      DECEMBER 31,
                                         1993           change        1994        CHANGE        1995
                                     ------------       ------    ------------    ------    -------------
OPERATIONAL ITEMS:
  Deferred taxes assets:
    Net operating loss carryforward   $ 1,637,000    $  618,000  $ 2,255,000   $(99,000)   $ 2,156,000
    Bad debt deduction and
     deferred loan fees                   263,000       (81,000)     182,000    (20,000)       162,000
    Investments                           104,000      (104,000)          --         --             --
    Other                                      --            --           --      7,000          7,000
                                      -----------    ----------  -----------   --------    -----------
                                        2,004,000                  2,437,000                 2,325,000
    Valuation allowance                (1,588,000)     (207,000)  (1,795,000)   161,000     (1,634,000)
                                      -----------    ----------  -----------   --------    -----------
    Deferred tax assets                   416,000       226,000      642,000     49,000        691,000
                                      -----------    ----------  -----------   --------    -----------
  Deferred tax liabilities:
    Depreciation                         (258,000)      (13,000)    (271,000)    (9,000)      (280,000)
    FHLB stock dividend                  (158,000)      (24,000)    (182,000)   (36,000)      (218,000)
    Originated mortgage servicing
     rights                                    --            --           --     (4,000)        (4,000)
                                      -----------    ----------  -----------   --------    -----------
    Deferred tax liabilities             (416,000)      (37,000)    (453,000)   (49,000)      (502,000)
                                      -----------    ----------  -----------   --------    -----------
    Net tax asset                     $        --    $  189,000  $   189,000   $     --    $   189,000
                                      -----------    ----------  -----------   --------    -----------
                                      -----------    ----------  -----------   --------    -----------
EQUITY ITEMS:
  Deferred tax assets:
    Investments                       $     9,000    $  115,000  $   124,000   $(54,000)   $    70,000
                                      -----------                -----------               -----------
                                            9,000                    124,000                    70,000
    Valuation allowance                    (9,000)     (115,000)    (124,000)    54,000        (70,000)
                                      -----------    ----------  -----------   --------    -----------
    Deferred tax assets                        --            --           --         --             --
  Deferred tax liabilities                     --            --           --         --             --
                                      -----------    ----------  -----------   --------    -----------
    Net tax asset                     $        --    $       --  $        --   $     --    $        --
                                      -----------    ----------  -----------   --------    -----------
                                      -----------    ----------  -----------   --------    -----------

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

NOTE L - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL REQUIREMENTS

Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) and the implementation of Office of Thrift Supervision (OTS) regulations on December 7, 1989, effective date of the new capital standards, the Bank must have: (1) core capital equal to 3% of adjusted total assets;
(2) tangible capital equal to 1.5% of adjusted total assets; and (3) total capital equal to 8.0% of risk-weighted assets, which includes off-balance sheet items.

On November 28, 1994, the OTS announced its decision to immediately reverse its August 1993 interim policy requiring institutions to include unrealized gains and losses, net of income taxes, on available-for-sale debt securities in regulatory capital. Because this revised policy applies only to regulatory capital, however, institutions must continue to comply with SFAS No. 115 for financial reporting purposes.

The following table is a reconciliation of the Bank's capital for regulatory purposes at December 31, 1995 as reported to the OTS.

                                                                Tangible       Core        Risk-based
                                                   Assets        capital      capital       capital
                                                   ------        -------      -------       -------
Total assets                                   $116,966,299
Liabilities carried net of assets for
 regulatory purposes                                (98,727)
Unrealized loss on securities
 available-for-sale, net                            204,410
                                               ------------
Adjusted regulatory total assets               $117,071,982
                                               ------------
                                               ------------
Risk-based assets                              $ 37,540,000
                                               ------------
                                               ------------
Stockholders' equity                                           $5,620,377   $5,620,377    $5,620,377
Unrealized loss on securities
 available-for-sale, net                                          204,410      204,410       204,410
General valuation allowance                                            --           --       427,889
                                                               ----------   ----------    ----------
Regulatory capital                                              5,824,787    5,824,787     6,252,676
Regulatory capital required                                     1,756,080    3,512,159     3,003,200
                                                               ----------   ----------    ----------
Excess regulatory capital                                      $4,068,707   $2,312,628    $3,249,476
                                                               ----------   ----------    ----------
                                                               ----------   ----------    ----------

Bank's capital to adjusted regulatory assets                         4.98%        4.98%
                                                               ----------   ----------
                                                               ----------   ----------
Bank's capital to risk-based assets                                                            16.66%
                                                                                          ----------
                                                                                          ----------

At December 31, 1995 and 1994, the Bank met all minimum tangible, core and risk-based capital levels. However, the Bank has previously been notified by the OTS that it was considered "undercapitalized" and was required to submit a capital plan to obtain a minimum 4% capital level. At December 31, 1994, the Capital Plan had been approved and the Bank had reached all capital requirements. However, subsequent to December 31, 1994, the OTS requested the Bank to submit a revised three year capital plan which demonstrated the Bank's ability to accumulate capital and reduce interest rate risk. The Plan was completed and submitted in 1995. However, there is no assurance that the Bank will, or will not, be able to achieve its plan or that future events could not lead to future regulatory actions.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

NOTE M - INVESTMENT IN SERVICE CORPORATION

FEDCO was formed for the purpose of holding investments in real estate and the Bank's investment in its former service bureau. A summary of assets, liabilities, and equity of FEDCO at December 31, 1995 and 1994 was as follows:

                                  1995               1994
                               ---------          ---------
Assets:
  Cash                         $   1,697          $   1,722
                               ---------          ---------
                               ---------          ---------
Liabilities                    $      --          $      --

Stockholders' equity:
  Capital stock                  400,000            400,000
  Accumulated deficit           (398,303)          (398,278)
                               ---------          ---------
                               $   1,697          $   1,722
                               ---------          ---------
                               ---------          ---------

FEDCO reported losses of $25, $18,884, and $47,222 for the years ending December 31, 1995, 1994 and 1993, respectively, which included its share of the operations of the service bureau. FEDCO paid no dividends to the Bank during 1995. FEDCO paid dividends to the Bank of $278,000 and $44,000 for the years ended December 31, 1994 and 1993, respectively.

NOTE N - STOCK OPTION PLAN

Under the 1986 Stock Option and Incentive Plan (Plan), as amended, the Bank may grant Incentive and Non-Incentive Stock Options, as well as Stock Appreciation Rights (SARs) to Officers, Directors, key employees and other persons up to a maximum of 68,250 shares of the Bank's common stock. The Plan is administered by a committee of the Board of Directors. The Plan terminates in August 1996.

Under the provisions of the Plan, stock options have a term that is determined by the committee, but not to exceed ten years from the date of grant. However, in the case of optionees who own in excess of 10% of the outstanding common stock of the Bank, the term of the stock option may not exceed five years. The aggregate fair market value of the options for which any persons may be granted in any calendar year may not exceed $100,000. SARs, upon their exercise, entitle the SAR grantee to receive cash, common stock or a combination thereof, as the committee in its sole discretion shall determine, equal to the excess of the fair market value of the common stock on the date of exercise over the exercise prices of the SARs. As of December 31, 1995, no SARs had been granted under the Plan.

The following table summarize certain information relative to stock options:

                                                          December 31
                                                  -------------------------
                                                     1995             1994
                                                  -----------      --------
Number of shares under non-incentive option           39,000          --

Option price of shares under option
                                                  $5.25-$6.00         --

Number of shares exercisable                           39,000         --

There were no stock options exercised during the three years in the period ended December 31, 1995 and, at December 31, 1995, there were 12,809 remaining shares of the Bank's common stock available for the issuance of additional options under the terms of the Plan.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

NOTE O - PROFIT SHARING AND 401(K) PLANS

The Bank has a profit sharing/employee stock ownership plan for which substantially all employees are eligible. Effective January 1, 1989, the Bank amended its profit sharing plan to include an employee stock ownership plan which covers substantially all employees. Contributions, when made, may be made in the form of cash or in common stock of the Bank. Contribution amounts are based upon employee's compensation, but may not exceed maximum deductible limits for federal income tax purposes. No contributions were made in 1995, 1994 and 1993.

Effective January 1, 1989, this plan was amended to include a 401(k) before-tax salary deferral feature. Employees may elect to contribute to the plan and such contribution is matched by the Bank at a minimum of 5% of employee's contributions. Employer contributions made to the 401(k) plan for the years ended December 31, 1995, 1994 and 1993 totaled $1,753, $1,821, and $1,161, respectively. Total contributions per employee, for all parts of the plan, made by the Bank or the employee, cannot exceed the lesser of $30,000 or 25% of the employee's compensation.

NOTE P - REGULATORY MATTERS

On April 23, 1991, at the request of the OTS, the Board of Directors agreed to the issuance of a Cease and Desist Order (Order) which (1) limited the growth of the institution; (2) imposed specific restrictions involving the Bank's engagement in securities activities; (3) prohibited lending outside the market area; (4) prescribed various reporting requirements; (5) required OTS approval before commencing certain activities; (6) required that the Bank develop a detailed, self-contained three-year capital and business plan subsequently referred to as a "Capital Restoration Plan"; and (7) required a special investigation into certain relationships of the Bank's former president and certain borrowers. The Board agreed to an extension of the Order on January 16, 1992 and again on October 26, 1992.

Under the Order, the Bank's operations were subject to imposed restrictions on growth and various other restrictions limiting: investing or transferring real estate investments; engaging, financing, refinancing, entering, employing, amending, purchasing, commitments to renew, change, or enter into real estate (residential, construction, non-residential, and real estate investments) transactions, securities, loan participations, commercial loans or letter of credit, consumer or educational loans, leases, contracts, or agreements, joint ventures, compensation arrangements, by-laws, accounting methods, service corporations, purchases or repurchases of government securities, and mergers or consolidation.

In 1992, the Bank was deemed "undercapitalized" by the OTS. The Bank and the OTS agreed, on July 28, 1993, to the issuance of a Prompt Corrective Action Directive (PCAD), pursuant to Section 38 of the Federal Depository Insurance Corporation Improvement Act (FDICIA). FDICIA necessitates that a PCAD be issued when an institution is deemed undercapitalized. The PCAD terminated, suspended, or modified most of the provisions of the previous Order issued by the OTS.

On August 2, 1994 an extension of the PCAD was granted under an Amended Prompt Corrective Action Directive (APCAD) which was agreed to by the Bank and the OTS. The APCAD revised the date for attaining the 4.0% core capital requirement to June 30, 1995. The PCAD and APCAD required of the Bank, among other things:

   -  Submission of a Capital Restoration Plan
   - Required capital levels of 4.0% for Tier One ("Core") and leverage ratio capital, and 8.0% for total risk-based capital
   -  Compliance with the Capital Restoration Plan
   - Required capital levels to be achieved or adequate progress towards mandates
   - Compliance with mandatory restrictions on dividends, management fees, asset growth, branching and certain other conditions
   - Approval from the Regional Director of the OTS before investing in certain activities

First Savings Bank, F.S.B.
----------------------------------------------------------------------------

As of December 31, 1994, the Bank met all requirements of the APCAD, including all capital requirements. In May 1995, the OTS notified the Bank that the Order had been terminated. The only significant provision of the APCAD that remains in effect is the maintenance of certain required capital levels. The following table represents the Bank's capital ratios and the APCAD requirements as of December 31, 1995.

                                 APCAD           Actual
                                required    December 31, 1995     Excess
                                --------    -----------------     ------
Core capital                      4.0%            4.98%            0.98%
Leverage ratio capital            4.0             4.98             0.98
Risk- based capital               8.0            16.66             8.66

However, the OTS has sole discretion as to if and when the APCAD will be removed.

NOTE Q - OFF-BALANCE SHEET RISK

The Bank may be a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial position. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At December 31, 1995, financial instruments whose contract amounts represent credit risk are as follows:

   Commitments to extend credit             $1,264,557
   Lines of credit                          $  293,613

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon. The total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customers.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Currently, letters of credit are not extended beyond one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral and personal guarantees as deemed necessary. At December 31, 1995, the Bank had no standby letters of credit outstanding.

At December 31, 1995, the Bank had no open interest rate swaps, futures, options, or forward contracts.

At December 31, 1995 and 1994, the Bank had $1,832,398 and $929,836,
respectively, of commitments to sell newly-originated single family residential loans.

NOTE R - CONTINGENCIES

LITIGATION

In the normal course of business, the Bank is involved in litigation which, in the Bank's opinion, will not have a material affect on the Bank.

On February 1, 1996, an Order of Dismissal was filed by the Court with respect to a certain derivative lawsuit (Derivative Lawsuit) filed on May 19, 1994 and amended on November 2, 1994. This Derivative Lawsuit was filed by two stockholders, one of whom was a former Director of the Bank, alleging a number of intentional and negligent acts and omissions in the management of the Bank which allegedly resulted in damages and losses suffered by the Bank. The Court dismissed, with prejudice, all claims against all defendants, except a former President, who was also Chief Executive Officer and a Director (former President) of the Bank. A dismissal with prejudice means that the charges cannot be refiled. The Court also ordered the Plaintiffs to pay reasonable expenses, including attorney's fees, to one of the Bank's former independent auditors. The deadline for appeal of the order dismissing the action was March 4, 1996. A notice of appeal was filed by the plaintiff. The Bank cannot currently predict the outcome of the appeal.

First Savings Bank, F.S.B.
----------------------------------------------------------------------------

If final judgment in their favor is received in the Derivative Lawsuit, certain of the current and former director defendants may make demand on the Bank for indemnification of their legal expenses pursuant to OTS regulations. The disinterested members of the Bank's Board of Directors must approve said indemnification and give 60 days notice to the OTS of the Bank's intention to make such indemnification. No such indemnification shall be made if the OTS advises the Bank in writing, within the 60 day notice period, of its objection thereto. No demand for indemnification has been made by any defendant.

With respect to the former President of the Bank, the Court dismissed the claims in the Derivative Lawsuit without prejudice in order to allow the Bank to pursue such claims in Federal Court. In May 1995, the Bank filed a lawsuit against the former President in the United States District Court for the District of New Mexico. In the lawsuit, the Bank asserts that the defendant engaged in fraudulent conduct and breached his duties of loyalty and care to the Bank, all of which resulted in losses and damages to the Bank. The Bank is seeking recovery of damages from the defendant in excess of $2.8 million, plus interest and punitive damages. The Bank's lawsuit against the former President has not gone to trial and is not expected to do so until after mid-year 1996.

OTHER

The FDIC has proposed a one-time assessment on all deposits held as of a yet to be determined date. Deposits subject to the assessment are insured by the Savings Association Insurance Fund (SAIF). This one time assessment is intended to recapitalize the SAIF to the required level of 1.25% of insured deposits. If the assessment is made, the premium could be paid in 1996 and result in a significant charge to the operations of the Bank. The assessment may or may not cause the Bank to be unable to meet the capital requirements as outlined by the APCAD directive. However, the Bank is expected to be able to maintain minimum tangible core and risk-based capital levels established by FIRREA and OTS regulations. The one-time special assessment, if made, will result in a significant decrease in future insurance premium assessments by the FDIC. This will have a positive impact on future earnings of the Bank.

NOTE S - FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a part of the Bank's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current exchange. Further, as it is management's intent to hold a portion of its financial instruments to maturity, it is not probable that the fair values shown below will be realized in a current transaction. In addition, fair value estimates are based solely on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Examples would include portfolios of loans serviced for others, investments in real estate, premises and equipment, and deferred tax assets.

Because of the wide range of permissible valuation techniques and the numerous estimates which must be made, it may be difficult to make reasonable comparisons of the fair value information to that of other financial institutions. The aggregate fair value amount should in no way be construed as representative of the underlying value of the Bank.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

CASH AND CASH EQUIVALENTS - The carrying amount for cash and cash equivalents approximates the assets' fair value because of the short maturity of those instruments.

INVESTMENT AND MORTGAGE-BACKED SECURITIES - The fair value of long-term investments such as U.S. Government and agency obligations and mortgage-backed securities is estimated based on bid quotations received from securities dealers and the FHLB.

First Savings Bank, F.S.B.
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LOANS - Fair values are estimated for portfolios of loans with similar financial characteristics. Mortgage loans are segregated by type, including but not limited to residential, commercial and construction. Consumer loans are segregated by type, including but not limited to home improvement loans, automobile loans, loans secured by deposits and secured and unsecured personal loans. Each loan category may be segmented, as appropriate, into fixed and adjustable interest rate terms, ranges of interest rates, performing and non-performing, and repricing frequency.

For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair values of other types of loans are estimated by discounting the future scheduled and unscheduled cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Unscheduled cash flows take the form of estimated prepayments and may be based upon historical experience as well as anticipated experience derived from current and prospective economic and interest rate environments. For certain types of loans, anticipated prepayment experience exists in published tables from securities dealers.

The fair value of significant non-performing mortgage loans is based on estimated value of the collateral. Where appraisals are not available, estimated cash flows are discounted using a rate commensurate with the credit risk associated with those cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgementally determined using available market information and specific borrower information. The fair value of non-performing consumer loans is based on historical experience with such loans.

The fair value of loans held-for-sale is estimated based on outstanding commitments from investors or current market prices for similar loans.

FEDERAL HOME LOAN BANK STOCK - The fair value of stock in the FHLB is estimated to be equal to its carrying amount given it is not a publicly traded equity security, it has an adjustable dividend rate, and all transactions in the stock are executed at the stated par value.

DEPOSITS AND ADVANCES FROM BORROWERS FOR TAXES AND INSURANCE - The fair value of deposits with no stated maturity, such as interest-bearing or non-interest-bearing checking accounts, passbook and statement savings accounts, money market accounts and advances from borrowers for taxes and insurance is equal to the amount payable upon demand. The fair value of certificates of deposit is based on the lower of redemption or discounted value of contractual cash flows. Discount rates for certificates of deposit are estimated using current market rates.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The fair value of off-balance sheet financial instruments is estimated to equal the carrying amount at December 31, 1995 and 1994.

NON-FINANCIAL INSTRUMENTS - SFAS No. 107 does not permit financial institutions to take into account the value of long-term relationships with depositors, commonly known as core deposit intangibles, when estimating the fair value of deposit liabilities. These intangibles are considered to be separate intangible assets that are not financial instruments. Nonetheless, financial institutions' core deposits have typically traded at premiums to their book values under both historical and current market conditions.

Likewise, SFAS No. 107 does not permit financial institutions to take into account the value of the cash flows and income stream derived from its portfolio of loans serviced for others. See Note E to the consolidated financial statements for information related to the portfolio of residential mortgage loans serviced for others.
                                       35

First Savings Bank, F.S.B.
----------------------------------------------------------------------------

The estimated fair values of the Bank's financial instruments are shown below:


                                          December 31, 1995
                                  ---------------------------------
                                     Carrying        Estimated fair
                                      amount             value
                                  ---------------    --------------

                                               (in thousands)

Financial assets:
 Cash and cash equivalents        $       6,753      $       6,753
 Certificates of deposit                    476                477
 Securities available-for-sale           33,090             33,090
 Loans available-for-sale                   861                875
 Securities held-to-maturity             36,404             36,025

 Loans receivable                        34,332             35,919
 Accrued interest receivable                693                693
 FHLB stock                               1,483              1,483

Financial liabilities:
 Deposits                               110,633            111,710
 Accrued interest payable                   402                402
 Advance payments by borrowers for
  taxes and insurance                       311                311

The deferred income amounts arising from unrecognized financial instruments are not significant. Also, these financial instruments have contractual interest rates at or above current market rates. Therefore, no market value disclosure is provided for these items.

First Savings Bank, F.S.B.
----------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS


Board of Directors and Stockholders
First Savings Bank, F.S.B.
Clovis, New Mexico




We have audited the accompanying consolidated statements of financial condition of First Savings Bank, F.S.B. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Savings Bank, F.S.B. and subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Bank changed its method of accounting for loan servicing rights during 1995, changed its method of accounting for certain investments in debt and equity securities during 1993 and its method of accounting for income taxes during 1993.



/s/ Robinson Burdette Martin & Cowan, L.L.P.


Robinson Burdette Martin & Cowan, L.L.P.


Lubbock, Texas
February 9, 1996, except as to the second paragraph in Note R, for which the date is March 1, 1996

CORPORATION INFORMATION
----------------------------------------------------------------------------
BOARD OF DIRECTORS

Chad Lydick             Chairman
                        President, Lydick Engineers & Surveyors, Inc. (Land
                        Surveying Co.)

Carl Deaton             Vice Chairman
                        Retired Owner, Clovis Body  Shop, Inc. and C.B.S. Auto
                        Recyclers, Inc.

Harry Eastham           Retired Office Engineer, A.T.&.S.F. Railway company

Dr. Everett L. Frost    President, Eastern New Mexico University

Charles Guthals         President, Guthals Company, Inc. (Landscaping company)

Ken Huey, Jr.           President and Chief Executive Officer of First Savings
                        Bank, F.S.B.

Thomas W. Martin III    President of Tucumcari Springwater & Seed Co.,
                        DBA Taco Box

MANAGEMENT

Ken Huey, Jr.           President and Chief Executive Officer

Paul B. Ellis           Executive Vice President and Chief Lending Officer

Roddy Pearce            Vice President, Chief Operating Officer and Controller

STOCKHOLDER INFORMATION

ANNUAL REPORT ON FORM 10-KSB
The Bank's annual report on Form 10-KSB, including financial statements and schedules filed with the Office of Thrift Supervision, will be furnished without charge. Please request this form in writing from the Corporate Secretary at First Savings Bank, F.S.B., P.O. Box 1569 (801 Pile), Clovis, New Mexico 88101-1569.

ANNUAL MEETING
The Annual Meeting of Stockholders of First Savings Bank, F.S.B. will be on April 26, 1996 at 9:00 a.m., local time, at the Clovis Community College's Town Hall, 417 Schepps Boulevard, Clovis, New Mexico.

STOCK TRANSFER AGENT AND REGISTRAR
First Savings Bank, F.S.B.
801 Pile Street-P.O. Box 1569
Clovis, New Mexico 88102-1569

ATTORNEYS
Keleher & McLeod, P.A.
414 Silver Avenue SW, Suite 1200
Albuquerque, New Mexico 87102

INDEPENDENT ACCOUNTANTS
Robinson Burdette Martin & Cowan, L.L.P.
1500 Broadway, Suite 1300
Lubbock, Texas 79401-3107

CORPORATE OFFICE
First Savings Bank, F.S.B.
801 Pile Street-P.O. Box 1569
Clovis, New Mexico 88102-1569

BRANCH OFFICES
First Savings Bank, F.S.B.             First Savings, Bank, F.S.B.
2501 North Prince Street               400 West First Street
Clovis, New Mexico 88102               Portales, New Mexico 88130